Execution Version

Exhibit 10.3

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF PENSKE TRUCK LEASING CO., L.P.

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

SCHEDULES

SCHEDULE A – Partners and Percentage Interests

SCHEDULE B – Current Members of Advisory Committee

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PENSKE TRUCK LEASING CO., L.P.

THIS SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into this 7th day of September, 2017, and effective as of the Effective Time, by and among Penske Truck Leasing Corporation, a Delaware corporation with its offices at 2675 Morgantown Road, Reading, Pennsylvania 19607 (as further defined below, “PTLC”), PTL GP, LLC, a Delaware limited liability company (formerly known as LJ VP, LLC) with its offices at 2675 Morgantown Road, Reading, Pennsylvania 19607 (as further defined below, “PTL GP”), Penske Automotive Group, Inc., a Delaware corporation with its offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302 (as further defined below, “PAG”), and MBK USA Commercial Vehicles Inc., a Delaware corporation, with its offices at Nippon Life Marunouchi Garden Tower, 1‑3 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan (as further defined below, “MBK USA CV”). General Electric Credit Corporation of Tennessee, a Tennessee corporation with its offices at 2 Bethesda Metro Center, Suite 600, Bethesda, MD 20814 (as further defined below, “GE Tennessee”), and GE Capital Truck Leasing Holding LLC, a Delaware limited liability company (formerly known as GE Capital Truck Leasing Holding Corp.) with its offices at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (as further defined below, “GE Truck Leasing Holdco” and, together with GE Tennessee, the “Withdrawing GE Partners”) are parties to this Agreement, effective as of the Effective Time, solely for purposes of Section 6.9 herein.

WITNESSETH:

WHEREAS, a limited partnership was heretofore formed in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-101, et seq.) (as amended from time to time and any successor to such Act, the “Act”) under the name Penske Truck Leasing Co., L.P. pursuant to an agreement of limited partnership dated July 18, 1988 (the “Partnership”);

WHEREAS, the agreement of limited partnership of the Partnership was amended and restated in its entirety by the Amended and Restated Agreement of Limited Partnership dated August 10, 1988, and thereafter and heretofore was amended or amended and restated from time to time, most recently by an amendment and restatement in its entirety known as the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated July 27, 2016 (the “Sixth Amended and Restated Partnership Agreement”), by and among the parties hereto and certain other predecessor parties; and

WHEREAS, the parties hereto desire to recognize the sale of the limited Partnership Interests held by the Withdrawing GE Partners to MBK USA CV and PAG, and to amend and restate the Sixth Amended and Restated Partnership Agreement in its entirety as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree that the Sixth Amended and Restated Partnership Agreement is hereby amended and restated in its entirety by this Seventh Amended and Restated Agreement of Limited Partnership and, as so amended and restated hereby, shall read in its entirety as follows:

ARTICLE 1

THE LIMITED PARTNERSHIP

1.1 Formation.

(a) The parties hereto have heretofore been admitted to the Partnership as general partner or limited partners of the Partnership, as applicable, and the Partnership shall engage in the business hereinafter described for the period and upon the terms and conditions hereinafter set forth.

(b) As of the Effective Time, (i) MBK USA CV has acquired an additional ten percent (10%)  limited Partnership Interest previously held by the Withdrawing GE Partners, (ii) PAG has acquired an additional five and a half percent (5.5%) limited Partnership Interest previously held by the Withdrawing GE Partners and (iii) the Withdrawing GE Partners no longer have any Partnership Interests or, except as expressly provided in Section 6.9, rights or obligations under this Agreement.

(c) PTL GP shall be the general partner in the Partnership. However, if any Conversion Event occurs, then at such time (A) PTL GP’s Partnership Interest (or in the case of a Sale of a portion of such Partnership Interest, the portion thereof being Sold) will automatically convert from a Partnership Interest as a general partner in the Partnership to a Partnership Interest as a limited partner in the Partnership (at the same Percentage Interest) and, subject to the further conditions relating to Transfers under this Agreement, the transferee in such Sale or, if there is no such transferee, PTL GP, shall be admitted as a Limited Partner and (B) if such conversion would otherwise result in there being no General Partner, then, effective immediately prior to such conversion, the Partnership Interest held by the then Managing Member of Holdings will automatically convert from a Partnership Interest as a limited partner in the Partnership to a Partnership Interest as a general partner in the Partnership and the then Managing Member of Holdings shall be automatically admitted to the Partnership as a General Partner and shall continue the Partnership without dissolution.

1.2 Certificate of Limited Partnership. PTLC has previously executed and caused to be filed (a) a Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware on July 18, 1988, (b) a Certificate of Amendment to Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware on July 21, 1988, and (c) a Certificate of Amendment to Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware on March 20, 2002 (such Certificate of Limited Partnership, together with and as amended by such Certificates of Amendment, is hereinafter collectively referred to as the “Certificate”). The General Partner shall execute such further documents (including any additional amendments to the Certificate to reflect the occurrence of the transactions contemplated by Subsection 1.1(c)) and take such further action as shall be appropriate to comply with all requirements of Law for the formation and operation of a limited partnership in the State of Delaware and all other jurisdictions where the Partnership may elect to do business.

1.3 Name. The name of the Partnership is Penske Truck Leasing Co., L.P. Subject to the provisions of Subsection 6.5(d)(i), the General Partner may change the name of the Partnership or cause the business of the Partnership to be conducted under any other name (other than any name including the term “Mitsui” or derivatives thereof) and, in any such event, the General Partner shall notify the Limited Partners of such name change within thirty (30) days thereafter.

1.4 Character of Business. The business of the Partnership shall be (i) the rental, leasing and servicing (including the provision of fuel) of tractors, trailers and trucks to third-party users, and the sale of such tractors, trailers and trucks used in the business of the Partnership, (ii) acting as a dedicated contract motor carrier, (iii) the provision of other third-party logistics services such as distribution center management, transportation management, managing and optimizing enterprises’ logistics networks, and providing supply chain consulting services, (iv) conducting Business Activities Ancillary to the businesses set forth in clauses (i), (ii) and (iii), and (v) such other activities and business as may be lawfully conducted by a limited partnership formed under the Laws of the State of Delaware. “Business Activities Ancillary” to a specified business shall mean business activities that are not conducted as a separate profitable business offering and comprise not more than five percent (5%) of the value measured by the net profit of the business activities of the specified business. The Partnership shall have and exercise all the powers now or hereafter conferred by the Laws of the State of Delaware on limited partnerships formed under the Laws of that State, and to do any and all things as fully as natural persons might or could do as are not prohibited by Law in furtherance of the aforesaid business of the Partnership. The business of the Partnership shall be conducted in accordance with, and any action required or permitted to be taken by the General Partner or any Limited Partner shall be taken in compliance with, all applicable Laws.

1.5 Certain Business Policies. The Partnership adopted prior to the Effective Time, in accordance with the terms of this Agreement as then in effect, and maintains policies with respect to requirements of environmental Laws, antitrust Laws, anti-corruption Laws, anti-bribery Laws, Laws relating to contracts with Governmental Authorities, insider trading and ethical business practices. The Partnership shall conduct its business in accordance with such policies, as the same may be amended from time to time in accordance with Subsection 6.5(c)(ii). The Partnership shall (i) notify the members of the Advisory Committee promptly upon becoming aware of any violation by any member of the Partnership Group of any anti-corruption, anti-bribery or similar Laws, including the FCPA, (ii) promptly provide the members of the Advisory Committee with information regarding any such violation upon request therefor, and (iii) permit any member of the Advisory Committee not the target of the violation to examine the relevant books and records of the Partnership Group and interview relevant personnel of the Partnership Group, in each case regarding any such violation; provided, that with respect to the procedures in clause (ii) and (iii) of this Section 1.5, such procedures shall be implemented in such a manner to safeguard, to the greatest extent reasonably practical, the “attorney-client” and “attorney work product” privileges applicable to the Partnership and/or its Partners (including by entering into a joint defense, common interest or similar agreement).

1.6 Principal Offices. The location of the principal offices of the Partnership shall be at 2675 Morgantown Road, Reading, Pennsylvania 19607, or at such other location as may be selected from time to time by the General Partner. If the General Partner changes the location of the principal offices of the Partnership, the Limited Partners shall be notified in writing within thirty (30) days thereafter. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

1.7 Fiscal Year. The fiscal year of the Partnership shall be the calendar year (the “Partnership Year”).

1.8 Accounting Matters. Unless otherwise specified herein, all accounting determinations hereunder shall be made, all accounting terms used herein shall be interpreted, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles applied on a consistent basis with prior periods, except, in the case of such financial statements, for departures from Generally Accepted Accounting Principles that may from time to time be approved in writing by the Partners and the Auditor who is at the time reporting on such financial statements. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of permitted distributions, standards or other terms in this Agreement, then the General Partner agrees to enter into negotiations with the other Partners in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for permitting distributions and other matters shall have the same economic effect after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Partners, all such permitted distributions and other matters in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any final rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or any successor organization or, if applicable, the SEC.

ARTICLE 2

DEFINITIONS

2.1 Definitions. The following defined terms used in this Agreement shall have the respective meanings specified below.

“ABS Facility” shall mean the asset-backed securitization facility of the Partnership, which as of the Effective Time is the $1.1 billion revolving asset-backed securitization facility entered into on October 5, 2012, as amended most recently as of September 30, 2016, and as the same may be further amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, including any replacement or successor asset-backed securitization facility pari passu in right of payment.

“Accepting Partners” shall have the meaning ascribed to such term in Subsection 9.3(e).

“Acquisitions” shall have the meaning ascribed to such term in Subsection 6.5(c)(xv).

“Act” shall have the meaning ascribed to such term in the first “Whereas” clause hereof as amended and in effect from time to time, or the corresponding provisions of any successor statute.

“Adjusted Capital Account Deficit” shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable year or other period after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Partner is obligated to restore (pursuant to the terms of this Agreement or otherwise) or deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704‑2(g)(1) and 1.704‑2(i)(5); and

(ii) Debit to such Capital Account the items described in Regulations Sections 1.704‑1(b)(2)(ii)(d)(4), 1.704‑1(b)(2)(ii)(d)(5) and 1.704‑1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advisory Committee” shall have the meaning ascribed to such term in Subsection 6.4(a).

“Affiliate” shall mean, with respect to any specified Person, any other Person that, at the time of determination, (i) directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, such specified Person, (ii) beneficially owns or Controls ten percent (10%) or more of any class or series of outstanding voting securities of such specified Person, (iii) is a managing member, manager or general partner of such specified Person, or (iv) is an officer, director, managing member, manager or general partner of any of the foregoing. For purposes of this definition, “beneficially own”  has the meaning given in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of securities of any Person will be calculated in accordance with the provisions of that Rule.

“Affiliate Acquisition” means any transaction or series of related transactions pursuant to which (directly or indirectly) the Partnership Group acquires any equity interests, securities, assets, properties or rights from any Partner or any Affiliate of any Partner (including in a purchase, merger or consolidation) or in respect of which any Partner or any Affiliate of any Partner is entitled to receive consideration.

“After-Acquired Business” shall have the meaning ascribed to such term in Subsection 6.6(g).

“After-Acquired Company” shall have the meaning ascribed to such term in Subsection 6.6(g).

“Agreement” shall mean this Seventh Amended and Restated Agreement of Limited Partnership, including the Schedules hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Auditor” shall mean Deloitte LLP or any successor firm of independent auditors selected pursuant to Subsection 6.4(g).

“Bankruptcy” of a Partner shall mean (i) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency Law, or a Partner’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by a Partner of any assignment for the benefit of its creditors or (iii) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency Law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60)-day period.

“Bona Fide Lender” shall have the meaning ascribed to such term in Subsection 9.2(d).

“Business Activities Ancillary” shall have the meaning ascribed to such term in Section 1.4.

“Business Day” shall mean any day other than a Saturday or Sunday or other day that commercial banks are required or permitted to be closed in New York City or Tokyo, Japan.

“Capital Account” shall mean, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(i) To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 5.3 or Section 5.4, and the amount of any Partnership liabilities assumed by such Partner or that are secured by any Partnership property distributed to such Partner;

(ii) To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.3 or Section 5.4, and the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(iii) In the event all or a portion of an interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

(iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) and the definition of “Capital Contribution,” Code Section 752(c) and any other applicable provisions of the Code and Regulations shall be taken into account.

“Capital Call Conditions” shall mean, collectively, the following conditions:

(i) the General Partner shall have determined that the Partnership requires additional equity capital to maintain any Investment Grade Rating on a stand-alone basis; and

(ii) the General Partner shall have determined to make a capital call that satisfies each of the following conditions, with the approval of the Advisory Committee (acting reasonably and in good faith) pursuant to Subsection 6.5(e)(v):

(A) the net proceeds of such capital call do not exceed the amount reasonably required to maintain such Investment Grade Rating;

(B) such capital call is made, solely for cash in U.S. dollars and at a price based upon the fair market value of one hundred percent (100%) of the Partnership Interests adjusted for limited (non-controlling) Partnership Interests (as determined by the Advisory Committee following its receipt of valuation guidance from an independent third party financial advisor of nationally recognized standing to the Partnership, and taking into account such factors as, among other things, the consolidated financial statements of the Partnership and its Subsidiaries, current forecasts of the Partnership and its Subsidiaries prepared in a manner consistent with past practice, the results of operations of the Partnership and its Subsidiaries, the current financial condition of the Partnership and its Subsidiaries, the profitability of the Partnership and its Subsidiaries and the then-current market conditions);

(C) such capital call is, except as otherwise expressly provided in Section 3.1, made pro rata among all of the Partners (in accordance with their respective Percentage Interests); and

(D) no amendment, supplement or modification of any kind shall be made to this Agreement in connection with such capital call or the consummation thereof (other than to adjust Capital Accounts of the Partners, to adjust the Percentage Interests of the Partners in accordance with Subsection 3.1(m) (as applicable) and (if applicable) to admit any new purchaser of limited Partnership Interests with respect to such capital call in accordance with Subsection 3.1(j)(ii) (if applicable) as a Limited Partner).

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership by such Partner (or its predecessors in interest) with respect to the Partnership Interest held by such Partner.

“Capital Markets Activity” shall have the meaning ascribed to such term in Subsection 6.6(i)(1).

“Certificate” shall have the meaning ascribed to such term in Section 1.2.

“Change of Control of the Partnership” shall mean (i) the consummation of a merger or consolidation of one or more members of the Partnership Group which collectively own, directly or indirectly, all or substantially all of the Partnership Group’s assets with or into another entity (whether or not it is the surviving entity) that is not the Partnership or a direct or indirect wholly-owned subsidiary of the Partnership; or (ii) the Sale of all or substantially all of the Partnership Group’s assets (whether by sale of assets, capital stock or otherwise) in one or a series of related transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or the corresponding provisions of any successor statute.

“Control” (including the correlative terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Event” shall mean the occurrence of any of the following: (i) the Sale in accordance with this Agreement or the Holdings LLC Agreement of all or any portion of PTL GP’s Partnership Interest; (ii) the dissolution of Holdings pursuant to Section 12.1 of the Holdings LLC Agreement; (iii) the dissolution of PTL GP pursuant to Section 15 of the PTL GP LLC Agreement or the Bankruptcy of PTL GP; and (iv) while PTL GP then holds a Partnership Interest (as a general partner), the Managing Member of Holdings ceases to be PTLC or a Controlled Affiliate of PTLC other than as a result of a Bankruptcy of PTLC (or any permitted successor to its Member Interest as the Managing Member of Holdings).

“Corresponding Provision” shall mean the provision in a Prior Agreement, if any, that corresponds to a given provision in this Agreement.

“Credit Agreement” shall mean the senior credit facility of the Partnership, which as of the Effective Time is the Credit Agreement, dated as of March 9, 2015, by and among the Partnership, PTL Finance Corporation, the Subsidiary borrowers and the several lenders from time to time parties thereto, as the same may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, including any replacement or successor credit agreements pari passu in right of payment.

“Default Recovery/Remarketing Activities” shall have the meaning ascribed to such term in Subsection 6.6(i)(2).

“De Minimis Business” shall have the meaning ascribed to such term in Subsection 6.6(i)(3).

“Depreciation” shall mean, for each taxable year or portion of a taxable year for which the Partnership is required to allocate Profits, Losses, or other items pursuant to ARTICLE 5 or the Corresponding Provision of any Prior Agreement, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that (i) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Treasury Regulation Section 1.704‑3(d), Depreciation for such taxable year or portion of a taxable year shall be the amount of the book basis recovered for such taxable year or portion of a taxable year under the rules prescribed in Treasury Regulation Section 1.704‑3(d)(2) (notwithstanding anything to the contrary in Subsection 5.6(c) or the Corresponding Provision of any Prior Agreement) and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided,  however, that if the adjusted tax basis of an asset at the beginning of such taxable year or portion of a taxable year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method agreed upon by the Partners.

“Discretionary Distributions” shall have the meaning ascribed to such term in Subsection 5.1(c).

“Effective Time” shall mean the close of the Partnership’s business on the date of this Agreement.

“Electing Partner”  shall have the meaning ascribed to such term in Subsection 3.1(d).

“Evaluation Material” shall have the meaning ascribed to such term in Subsection 6.4(i).

“Event of Withdrawal” shall have the meaning ascribed to such term in Subsection 11.1(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, or the corresponding provisions of any successor statute, and the rules and regulations promulgated thereunder.

“Exercising Partner” shall have the meaning ascribed to such term in Subsection 10.3(i).

“Existing Business Activities” shall have the meaning ascribed to such term in Subsection 6.6(i)(4).

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time, or the corresponding provisions of any successor statute, and the rules and regulations promulgated thereunder.

“Financial Services Business” shall have the meaning ascribed to such term in Subsection 6.6(i)(5).

“Financing” shall have the meaning ascribed to such term in Subsection 6.6(i)(6).

“First Opportunity” shall have the meaning ascribed to such term in Subsection 6.6(g)(ii).

“Foreclosure” shall have the meaning ascribed to such term in Subsection 9.2(d).

“Former GE Partners” shall mean the Withdrawing GE Partners and such other direct and indirect subsidiaries of General Electric Company as were from time to time partners in the Partnership and their respective successors and assigns.

“GE Partner Agreements” shall mean, collectively, the PTLC Security Agreement, the PAG Security Agreement, the Mitsui Co-Obligation Fee, Payment and Security Agreement and the Holdings LLC Agreement.

“GE Tennessee” shall have the meaning ascribed to such term in the first paragraph of this Agreement and shall include the successors and assigns thereof permitted under Subsection 6.9(r) of this Agreement.

“GE Truck Leasing Holdco”  shall have the meaning ascribed to such term in the first paragraph of this Agreement and shall include the successors and assigns thereof permitted under Subsection 6.9(r) of this Agreement.

“General Partner” shall mean PTL GP until such time as PTL GP is replaced or substituted in accordance with the terms of Subsection 1.1(c) or Subsection 11.1(b) of this Agreement, in either case in its capacity as the general partner in the Partnership and with respect to its Partnership Interest as a general partner in the Partnership.

“Generally Accepted Accounting Principles” shall refer to generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any (i) U.S., foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, department or other judicial, regulatory or administrative authority of any nature, including courts, tribunals and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing in exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as agreed to by the General Partner and the contributing Partner at the time of such contribution, provided that, if the contributing Partner is the General Partner or an Affiliate of the General Partner, the gross fair market value of such asset must be agreed to by the General Partner and each Significant Limited Partner;

(ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as proposed by the General Partner and approved by each Significant Limited Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for a Partnership Interest; (c) the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (d) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner; provided,  however, that adjustments pursuant to clauses (a), (b) and (d) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner, provided that, if the distributee is the General Partner or an Affiliate of the General Partner, the determination of the fair market value of the distributed asset must be agreed to by the General Partner and each Significant Limited Partner; and

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (a) Regulations Section 1.704-1(b)(2)(iv)(m) and (b) subparagraph (vi) of the definition of “Profits” and “Losses” in this Section 2.1 or Subsection 5.3(g),  provided,  however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the General Partner determines that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subsections (i),  (ii), or (iv) hereof or the Corresponding Provision of any Prior Agreement, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Holdings” shall mean LJ VP Holdings LLC, a Delaware limited liability company and the sole member of PTL GP.

“Holdings LLC Agreement” shall mean that certain Third Amended and Restated Limited Liability Company Agreement of Holdings, of even date with this Agreement, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Initial Capital Call Deficiency” shall have the meaning ascribed to such term in Subsection 3.1(c).

“Initiated Offer” shall have the meaning ascribed to such term in Subsection 9.3(c).

“Insurance” shall have the meaning ascribed to such term in Subsection 6.6(i)(7).

“Interested Party” shall have the meaning ascribed to such term in Subsection 6.6(a).

“Investment Grade Rating”  shall have the meaning ascribed to such term in Subsection 3.1(1).

“IPO” shall mean the initial public offering limited to common equity securities involving the Partnership Registrant in accordance with applicable securities Laws.

“IPO Consummation Obligation” shall have the meaning ascribed to such term in Subsection 10.1(c).

“IPO Notice” shall have the meaning ascribed to such term in Subsection 10.1(a).

“Issuing Entity” shall mean any entity formed to be the issuer in the IPO.

“Law” shall mean any applicable foreign or domestic, federal, state or local statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any Governmental Authority or any arbitration tribunal.

“Leasing” shall have the meaning ascribed to such term in Subsection 6.6(i)(8).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided,  however, that “Liens” shall not include contracts entered into by the Partnership to lease, rent or otherwise permit the utilization of the Partnership’s assets in the ordinary course of business, unless such contracts are entered into in connection with the incurrence of indebtedness by the Partnership or its Subsidiaries.

“Limited Partner” shall mean (i) as of the Effective Time, PTLC, PAG and MBK USA CV and (ii) after the Effective Time, the Persons set forth in the foregoing clause (i) and such other Persons as may be admitted from time to time as limited partners in the Partnership in accordance with this Agreement, each in its capacity as a Limited Partner; provided,  however, that the term “Limited Partner” at any given time shall not include (A) such Persons that cease to be limited partners as provided in ARTICLE 9, or (B) the Managing Member of Holdings if it becomes the general partner in the Partnership pursuant to Subsection 1.1(c), but only with respect to its Partnership Interest as the general partner in the Partnership.

“Liquidity IPO Notice” shall have the meaning ascribed to such term in Subsection 10.3(c).

“Majority Approval” shall have the meaning ascribed to such term in Subsection 6.5(e).

“Managing Member” shall have the meaning ascribed to such term in the Holdings LLC Agreement.

“MBK USA CV” shall have the meaning ascribed to such term in the first paragraph of this Agreement and shall include any of its Permitted Intragroup Transferees.

“Member” shall have the meaning ascribed to such term in the Holdings LLC Agreement.

“Member Interest” shall have the meaning ascribed to such term in the Holdings LLC Agreement.

“Mitsui” shall mean Mitsui & Co., Ltd., a Japanese company.

“Mitsui Committee Member” shall have the meaning ascribed to such term in Subsection 6.4(a).

“Mitsui Consolidated Group” shall mean the consolidated group, determined in accordance with Generally Accepted Accounting Principles, of which Mitsui is the common parent. For the sake of clarity, PAG is not a member of the Mitsui Consolidated Group.

“Mitsui Co-Obligation Fee, Payment and Security Agreement” shall mean the Mitsui Co-Obligation Fee, Payment and Security Agreement dated as of March 18, 2015, as amended by an Amendment No. 1 dated as of November 24, 2015 and an Amendment No. 2 dated as of March 31, 2016, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Mitsui Pledged Interest” shall have the meaning ascribed to such term in Subsection 9.2(e).

“Mitsui Priority Amount” shall mean the Purchase Indemnity Amount under (and as defined in) that certain Purchase and Sale Agreement, dated as of March 18, 2015, by and among Logistics Holding LLC, a Delaware limited liability company, GE Capital Memco, LLC, a Delaware limited liability company, General Electric Capital Corporation,  a Delaware Corporation, MBK Commercial Vehicles Inc., a Delaware corporation, and MBK USA CV.

“Mitsui Trainee” shall have the meaning ascribed to such term in Subsection 6.8(b).

“Net Income” shall mean, for any period, the consolidated net income of the Partnership and its Subsidiaries, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles; provided,  however, (i) any positive or negative currency translation adjustments will be excluded from the determination of Net Income to the extent such adjustments do not require an adjustment to the Partnership’s equity and (ii) goodwill impairment charges will be excluded from the determination of Net Income.

“Non-Issuing Partner” shall have the meaning ascribed to such term in Subsection 6.4(i).

“Nonrecourse Deductions” shall have the meaning set forth in Regulations Sections 1.704‑2(b)(1) and 1.704‑2(c).

“Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.704‑2(b)(3).

“Non-Voting Observer” shall have the meaning ascribed to such term in Subsection 6.4(j).

“Offer” shall have the meaning ascribed to such term in Subsection 9.3(c).

“Offered Interest” shall have the meaning ascribed to such term in Subsection 9.3(c).

“Offered Partner” shall have the meaning ascribed to such term in Subsection 3.1(n)(i).

“Offeree Partners” shall have the meaning ascribed to such term in Subsection 9.3(c).

“Offering Partner” shall have the meaning ascribed to such term in Subsection 9.3(c).

“Other Financial Services Activities” shall have the meaning ascribed to such term in Subsection 6.6(i)(9).

“PAG” shall have the meaning ascribed to such term in the first paragraph of this Agreement and shall include any of its Permitted Intragroup Transferees except for members of the PTLC Consolidated Group.

“PAG Committee Member” shall have the meaning ascribed to such term in Subsection 6.4(a).

“PAG Consolidated Group” shall mean a consolidated group, determined in accordance with Generally Accepted Accounting Principles, of which PAG is the common parent.

“PAG Pledged Interest” shall have the meaning ascribed to such term in Subsection 9.2(d).

“PAG Security Agreement” shall mean the Amended and Restated PAG Co-Obligation Fee, Indemnity and Security Agreement, dated as of March 17, 2015, as modified by the letter agreement among General Electric Capital Corporation, GE Tennessee and PAG, dated November 24, 2015, and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Partner” shall mean the General Partner or a Limited Partner.

“Partner Nonrecourse Debt” shall have the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with the provisions of Regulations Section 1.704-2(i)(3) relating to “partner nonrecourse debt minimum gain.”

“Partner Nonrecourse Deductions” shall have the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Partnership” shall have the meaning ascribed to such term in the first “Whereas” clause hereof.

“Partnership Certificate” shall have the meaning ascribed to such term in Section 3.7.

“Partnership Group” shall mean, individually or in the aggregate, the Partnership and its Subsidiaries.

“Partnership Interest” shall refer, with respect to a given Partner as of a given date, to such Partner’s interest as a general partner of the Partnership (if any) and such Partner’s interest as a limited partner of the Partnership (if any), in each case as of such date, including any and all benefits to which the holder of such an interest may be entitled as provided in this Agreement, together with all obligations of such Partner to comply with the terms and provisions of this Agreement.

“Partnership Minimum Gain” shall have the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Registrant” shall mean the Partnership or the Issuing Entity that is the issuer in the IPO, as the case may be.

“Partnership Year” shall have the meaning ascribed to such term in Section 1.7.

“Penske Change of Control” shall have the meaning ascribed to such term in Subsection 9.4(a).

“Penske Corporation” shall mean Penske Corporation, a Delaware corporation.

“Penske Partners” shall mean (i) PTLC, (ii) PTL GP until the date, if any, that PTL GP ceases to be a Controlled Affiliate of Penske Corporation and (iii) subject to Subsections 5.2(b)(i), 5.2(b)(ii) and the last sentence of Subsection 6.6(b), PAG until the date, if any, that PAG ceases to be a Controlled Affiliate of Penske Corporation, and, in each case, any Permitted Intragroup Transferees thereof.

The “Percentage Interest” of a Partner shall be the percentage ownership set forth next to its respective name on Schedule A hereto, as such Schedule A shall be amended, restated, supplemented or otherwise modified from time to time to reflect Sales of then outstanding Partnership Interests, issuance and sales of new Partnership Interests, and additional Capital Contributions of the Partners, in each case, in accordance with the terms of this Agreement.

“Permitted Intragroup Transferees” of a Partner shall mean transferees and assignees of such Partner to which a Partnership Interest has been Sold as permitted or required under Subsections 9.2(a) or 9.2(b), excluding those that have ceased to be a member of the PTLC Consolidated Group, the PAG Consolidated Group or the Mitsui Consolidated Group, as the case may be.

“Person” shall include an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, and any other entity.

“Potential Counterparty” shall have the meaning ascribed to such term in Subsection 6.4(i).

“Preliminary Distributions” shall have the meaning ascribed to such term in Subsection 5.1(a).

“Prior Agreement” shall mean each of the Amended and Restated Agreement of Limited Partnership of Penske Truck Leasing Co., L.P., dated August 10, 1988, the Second Amended and Restated Agreement of Limited Partnership of Penske Truck Leasing Co., L.P., dated September 19, 2008, the Third Amended and Restated Agreement of Limited Partnership of Penske Truck Leasing Co., L.P., dated March 26, 2009, the Fourth Amended and Restated Agreement of Limited Partnership of Penske Truck Leasing Co., L.P., dated April 30, 2012, the Fifth Agreement of Limited Partnership of Penske Truck Leasing Co., L.P., dated March 18, 2015 and the Sixth Amended and Restated Partnership Agreement, in each case, as amended and in effect from time to time prior to the Effective Time.

“Profits” and “Losses” shall mean, for each taxable year or portion of a taxable year, an amount equal to the Partnership’s taxable income or loss for such taxable year or portion of a taxable year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value” in this Section 2.1 the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year or portion of a taxable year;

(vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and notwithstanding any other provision of this definition of “Profits” and “Losses,” any items that are specially allocated pursuant to Sections 5.3 and 5.4 shall not be taken into account in computing Profits or Losses.

(vii) The amounts of items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.3 and 5.4 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi).

“Prohibited Action” shall have the meaning ascribed to such term in Subsections 6.9(c) and (d).

“Protected Period” shall mean any time prior to the Effective Time during which a Former GE Partner was a partner in the Partnership.  For avoidance of doubt, when referencing a filing, Return, financial statement or other document that includes information with respect to any period or portion thereof prior to the Effective Time during which a Former GE Partner was a partner in the Partnership, the Protected Period shall be deemed to include the time period covered by such filing, Return, financial statement or document.

“PTL GP” shall mean PTL GP, LLC, a Delaware limited liability company and shall include any permitted successors or permitted assigns as contemplated by the Holdings LLC Agreement.

“PTLC” shall have the meaning ascribed to such term in the first paragraph of this Agreement and shall include any of its Permitted Intragroup Transferees except members of the PAG Consolidated Group.

“PTLC Committee Member” shall have the meaning ascribed to such term in Subsection 6.4(a).

“PTLC Consolidated Group” shall mean the consolidated group, determined in accordance with Generally Accepted Accounting Principles, of which Penske Corporation is the common parent, except that members of the PAG Consolidated Group shall not be deemed members of the PTLC Consolidated Group.

“PTLC Security Agreement” shall mean the Second Amended and Restated PTLC Co-Obligation Fee, Indemnity and Security Agreement, of even date with this Agreement, among GE Tennessee, PTLC and Penske System, Inc., as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Public Materials” shall have the meaning ascribed to such term in Subsection 6.9(k).

“Purchasing Partner” shall have the meaning ascribed to such term in Subsection 3.1(n)(i).

“Recipient Group” shall have the meaning ascribed to such term in Subsection 6.4(i).

“Registration Rights Agreement” shall mean the First Amended and Restated Registration Rights Agreement, dated as of March 18, 2015, entered into by and among the partners in the Partnership as of the date thereof, the Partnership and Holdings,  as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Regulations” shall mean the United States Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended, restated, supplemented or otherwise modified from time to time.

“Regulatory Allocations” shall have the meaning set forth in Section 5.4.

“Remaining Capital Call Deficiency” shall have the meaning ascribed to such term in Subsection 3.1(e).

“Requisite Approval” shall have the meaning ascribed to such term in Subsection 6.5(d).

“Response Notice” shall have the meaning ascribed to such term in Subsection 9.3(d).

“Restricted Person” shall have the meaning ascribed to such term in Subsection 6.6(g).

“Returns” shall have the meaning ascribed to such term in Subsection 8.2(d).

“Rollins Business” shall mean the truck leasing business as conducted by Rollins Truck Leasing Corp. at the time of its acquisition by the Partnership and such business as may have been continued by the Partnership Group.

“Sale” (including, with its correlative meanings, “Sell” and “Sold”) with respect to a Partnership Interest shall mean any voluntary or involuntary sale, assignment, transfer or other disposition of all or any portion of such Partnership Interest (or any right or interest therein), including by operation of Law, but, for the avoidance of doubt, does not include the creation of any Liens upon a Partnership Interest unless the holder of such a Lien acquires all or any portion of such Partnership Interest or the Partnership Interest is otherwise sold, transferred or assigned in accordance with the Lien.

“Schedule” shall refer to one of several written Schedules to this Agreement, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement, each of which is hereby incorporated into and made a part of this Agreement for all purposes.

“SEC” shall mean the Securities and Exchange Commission or any successor agency.

“Securities” shall mean any common equity securities of the Partnership Registrant.

“Securities Act” shall mean the Securities Act of 1933, as amended and in effect from time to time, or the corresponding provisions of any successor statute, and the rules and regulations promulgated thereunder.

“Securities Activity” shall have the meaning ascribed to such term in Subsection 6.6(i)(10).

“Selling Interests” shall have the meaning ascribed to such term in Subsection 10.1(d).

“Significant Limited Partner” shall mean each of PAG and MBK USA CV, so long as such Person holds at least a ten percent (10%) Percentage Interest.

“Subject Purchaser” shall have the meaning ascribed to such term in Subsection 3.1(i).

“Subject Year” shall mean a Partnership Year with respect to which Net Income for such Partnership Year or the fiscal quarters thereof is being calculated for purposes of determining whether distributions to the Partners are to be made under Section 5.1, regardless of whether such distributions are to be made in such Partnership Year or the following Partnership Year.

“Subject Year to Date” shall mean the Subject Year through and including the quarter for which Net Income is being calculated.

“Subsidiary” shall refer to (i) any corporation (or equivalent legal entity under foreign Law) of which another Person owns directly or indirectly more than fifty percent (50%) of the stock, the holders of which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of directors, (ii) any limited liability company in which such Person owns directly or indirectly more than fifty percent (50%) of the membership interests, (iii) any partnership in which such other Person owns directly or indirectly more than fifty percent (50%) of the partnership interests and (iv) any other entity of which another Person has the voting power to elect the majority of the members of the board of directors, the board of managers or a similar body of such entity.

“Tax Matters Partner” shall have the meaning ascribed to such term in Subsection 8.2(e).

“Third-Party Proposed Sale” shall have the meaning ascribed to such term in Subsection 9.3(c).

“Third Tier Built-In Gain” shall have the meaning ascribed to such term in Subsection 5.5(d).

“TMP Eligible Partner” shall have the meaning ascribed to such term in Subsection 8.2(e).

“Trade Name and Trademark Agreement” shall mean that certain Amended and Restated Trade Name and Trademark Agreement, dated April 30, 2012, between Penske System, Inc. and the Partnership, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Transfer” shall mean any Sale or creation of a Lien.

“Transferring Limited Partner” shall have the meaning ascribed to such term in Subsection 9.4(b).

“Triggering Transfer” shall have the meaning ascribed to such term in Subsection 9.4(b).

“Unanimous Approval” shall have the meaning ascribed to such term in Subsection 6.5(c).

“Withdrawing GE Partners” shall have the meaning ascribed to such term in the third “Whereas” clause of this Agreement.

2.2 General Provisions. Unless the context otherwise requires, as used in this Agreement, (i) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; (ii) terms used in the singular also include the plural and vice versa; (iii) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; (iv) any pronoun shall include the corresponding masculine, feminine and neuter forms; (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (vii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Section of, and Exhibits and Schedules to, this Agreement; and (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 3

CAPITAL CONTRIBUTIONS; ISSUANCE OF PARTNERSHIP INTERESTS;
CAPITAL ACCOUNTS

3.1 Additional Capital Contributions; Issuance of Additional Partnership Interests.

(a) Except as required in Section 3.3, no additional Capital Contributions shall be required to be made by the Partners.

(b) If at any time the Advisory Committee has approved raising additional equity capital pursuant to Subsection 6.5(c)(viii) or Subsection 6.5(e)(v) then the General Partner may, by written notice, cause the Partnership to make a voluntary capital call to all Partners for the amount of such additional equity capital.  Any such notice of any additional capital call shall include the following information: (i) the aggregate amount of the Capital  Contributions to be made and the reason for such capital call, (ii) the fair market value of one hundred percent (100%) of the Partnership Interests adjusted for limited (non-controlling) Partnership Interests, as determined reasonably and in good faith by the Advisory Committee (on a pro forma basis after giving effect to the full satisfaction of such capital call), and (iii) the aggregate Percentage Interest represented by such capital call (on a pro forma basis after giving effect to the full satisfaction of such capital call).

(c) A capital call by the Partnership pursuant to Subsection 3.1(b) shall remain open for thirty (30) days or such longer period as may be determined by the General Partner.  If by the end of such period, any of the Partners shall have failed to provide written notice to the General Partner that it has elected to contribute its pro rata portion of such capital call (based on its Percentage Interests), the General Partner shall inform the Partners in writing within two (2) Business Days thereafter of the amount of such capital call not subscribed for by any non-participating Partners and by any Partners not participating in full with respect to their pro rata shares (such aggregate deficiency, the “Initial Capital Call Deficiency”).

(d) Following receipt of notice from the General Partner of any Initial Capital Call Deficiency, each Partner that elected to contribute its pro rata portion of the capital call (each, an “Electing Partner”) shall be entitled to elect to make an additional Capital Contribution of up to its pro rata share of any such Initial Capital Call Deficiency (based upon the aggregate Percentage Interests of all Electing Partners that elected to make a Capital Contribution pursuant to this Subsection 3.1(d), without giving effect to such Capital Contribution). Each Electing Partner that exercises this right to contribute up to such pro rata share of any Initial Capital Call Deficiency shall provide notice thereof to the General Partner and each other Partner within ten (10) days after receipt of such notice of Initial Capital Call Deficiency from the General Partner, specifying the maximum amount such Partner has elected to contribute pursuant to this Subsection 3.1(d).

(e) In the event that the Electing Partners do not elect to contribute in the aggregate an amount sufficient to satisfy in full any Initial Capital Call Deficiency within such ten (10) day period, the General Partner shall inform the Partners in writing within two (2) Business Days thereafter of the amount of such Initial Capital Call Deficiency in respect of which Electing Partners have not elected to make additional Capital Contributions (the “Remaining Capital Call Deficiency”).

(f) Following receipt of notice from the General Partner of any Remaining Capital Call Deficiency, each Partner may elect to make additional Capital Contributions in respect of all or any portion of such Remaining Capital Call Deficiency by providing written notice thereof to the General Partner and each other Partner within ten (10) days after receipt of such notice of Remaining Capital Call Deficiency.

(g) If, within ten (10) days after receipt by each Partner of the notice of such Remaining Capital Call Deficiency, any Partners shall have provided notice to the General Partner of its election to contribute all or a portion of the Remaining Capital Call Deficiency, then the additional amount of capital to be contributed by all such Partners shall be allocated among them as follows:

(1) First, each participating Partner shall contribute its pro rata share of the Remaining Capital Call Deficiency (calculated by reference to the Percentage Interests of such participating Partners, but excluding, for purposes of such calculation, the Percentage Interests of any non-participating Partner) up to (but not to exceed) the additional amount it has agreed to contribute with respect to such Remaining Capital Call Deficiency; and

(2) Thereafter, if any of the Remaining Capital Call Deficiency shall not have been fully funded, each Partner that has contributed its full pro rata portion of such deficiency pursuant to Subsection 3.1(g)(1) shall contribute its pro rata share of such remaining shortfall (calculated by reference to the Percentage Interests of only those Partners that have elected to contribute more than their pro rata share of the Remaining Capital Call Deficiency) up to (but not to exceed) the additional amount it has agreed to contribute, up to the remaining amount of such Remaining Capital Call Deficiency.

(h) Upon receipt by the General Partner of a Partner’s election to participate in a capital call pursuant to Subsections 3.1(c), 3.1(d) and 3.1(f), such Electing Partner shall be obligated to contribute to the Partnership the aggregate amount so elected, subject to reduction as provided herein and subject to abandonment of the capital call pursuant to Subsection 3.1(1). The failure by any Partner to elect to participate in the capital call pursuant to Subsections 3.1(c),  3.1(d) and 3.1(f) shall be an irrevocable waiver of such Partner’s right to participate in satisfying such capital call.

(i) If (and only if) the Remaining Capital Call Deficiency is not satisfied in full by the participating Partners as provided in Subsection 3.1(g) (including, for the avoidance of doubt, following any capital call approved pursuant to Subsection 6.5(c)(viii)), then the General Partner may cause the Partnership to offer to sell and issue limited Partnership Interests, in a transaction that is exempt from the registration requirements of applicable securities Laws, to any Person that is a legal entity and is not a Partner or an Affiliate of any Partner (each, a “Subject Purchaser”) and to admit such Subject Purchasers as Limited Partners of the Partnership, provided that:

(1) the pricing of the proposed issuance is at least equal to the greater of the fair market value of the limited Partnership Interests issued and sold or ninety percent (90%) of the implied price of limited Partnership Interests issued to the existing Partners in such immediately preceding capital call (based upon the notice delivered by the General Partner to the existing Partners pursuant to Subsection 3.1(b) above), and the proposed issuance is otherwise on arms’ length terms and conditions; provided that if the proposed issuance of limited Partnership Interests is at a price that is less than the implied price of limited Partnership Interests issued to the existing Partners in such immediately preceding capital call, then (A) the implied price of limited Partnership Interests issued to the existing Partners in the immediately preceding capital call shall be decreased to equal the price for limited Partnership Interests in such proposed issuance (but without reducing the amount of the Capital Contributions by the participating Partners in respect of such capital call), (B) the aggregate Percentage Interest represented by the preceding capital call shall be adjusted to reflect the implied price of limited Partnership Interests in the proposed issuance and the aggregate proceeds to be received by the Partnership in connection with such proposed issuance and related capital call and (C) the General Partner shall promptly notify the Partners of the matters reflected in clauses (A) and (B) above; and

(2) such issuance is only for the unsatisfied portion of the Remaining Capital Call Deficiency in respect of such immediately preceding capital call.

(j) Any offer and sale of limited Partnership Interests to a Subject Purchaser pursuant to Subsection 3.1(i) shall be made by the General Partner during the period of one hundred eighty (180) days following the final election by Electing Partners with respect to the Remaining Capital Call Deficiency and shall be at a price and on terms and conditions that, in the case of an issuance approved pursuant to Subsection 6.5(e)(v), comply with Subsection 3.1(i) and, in the case of an issuance approved pursuant to Subsection 6.5(c)(viii), comply with the terms and conditions set forth by the Advisory Committee in granting its approval. In addition, such offer and sale shall be made only subject to the following conditions:

(i) the purchase price is paid one hundred percent (100%) in cash in U.S. dollars to the Partnership (less associated customary fees and expenses);

(ii) no amendment, supplement or modification of any kind will be made to this Agreement in connection with the proposed issuance or the consummation thereof (other than to admit each Subject Purchaser as a  Limited Partner, and to adjust the Percentage Interests of all Partners, in each case on Schedule A, after receipt by the Partnership of a true and complete copy of this Agreement duly executed by each Subject Purchaser);

(iii) such issuance shall comply with applicable Laws (including any applicable securities Laws and any applicable regulatory filing requirement of any Governmental Authority with respect thereto); and

(iv) none of the “bad actor” disqualifying events, described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act, shall be applicable to any of the purchasers of such limited Partnership Interests pursuant to such issuance.

(k) The closing of the Capital Contributions and issuance and sale of limited Partnership Interests provided by this Section 3.1 shall be held simultaneously, at a time and place as determined by the General Partner. However, if such issuance and sale is not consummated within one hundred eighty (180) days following the final election by participating Partners with respect to the Remaining Capital Call Deficiency, then the restrictions provided for herein shall again become effective, and no capital call and no issuance and sale of limited Partnership Interests may be made thereafter by the Partnership without again complying with the provisions of this Section 3.1.

(l) If the expected proceeds of any equity issuance pursuant to Subsection 3.1(i) are insufficient to satisfy any related Remaining Capital Call Deficiency, then the related capital call and proposed issuance of Partnership Interests shall be abandoned and shall not be consummated by the Partners or the Partnership; provided,  however, that notwithstanding the foregoing, if the Partnership has received a notice or other indication from the applicable rating agency or agencies that the aggregate amount expected to be funded to the Partnership in connection with a capital call and related proposed issuance of Partnership Interests approved pursuant to Section 6.5(e)(v) (taking into account the amount of any Remaining Capital Call Deficiency) is nonetheless sufficient to avoid the Partnership’s loss of any minimum investment grade corporate, unsecured, long-term debt rating (“Investment Grade Rating”), then (i) the General Partner shall provide, as promptly as practicable to the Partners, a written notice (x) describing such notice or other indication and (y) stating the General Partner’s reasonable determination that, taking into account such notice or other indication, that the aggregate amount expected to be funded to the Partnership in connection with such capital call and related proposed issuance is believed by the General Partner to be sufficient to avoid the Partnership’s loss of any Investment Grade Rating, and (ii) the related capital call and proposed issuance of Partnership Interests shall not be abandoned and shall be consummated by the Partners or the Partnership.

(m) Following the consummation of the transactions contemplated by this Section 3.1, (x) the Capital Accounts for each participating Partner shall be adjusted, and (y) the Percentage Interests of each of the Partners shall each be adjusted, in each case, as and to the extent applicable. For greater clarity, the adjustments in the Capital Accounts and Percentage Interests shall not create any right to or affect distributions payable under ARTICLE 5 attributable to Net Income of the Partnership with respect to periods prior to the date of consummation of the applicable transaction.

(n) Notwithstanding anything in this Section 3.1 to the contrary, if the Advisory Committee has determined to raise equity capital pursuant to Subsection 6.5(e)(v), and because of a financial exigency it concludes that it is not reasonably practicable to comply with the capital call provisions of Subsections 3.1(a) through 3.1(l), then, at the request of the General Partner, any Partner (including, for purposes of this Subsection 3.1(n),  one or more of such Partner’s Permitted Intragroup Transferees) may, at such Partner’s sole election, purchase from the Partnership additional limited Partnership Interests at a price equal to the fair market value of such limited Partnership Interests (determined in a manner consistent with Subsection 3.1(b)) and in an aggregate amount not to exceed the aggregate amount that is necessary to provide the Partnership with the funds reasonably determined by the General Partner to be necessary for the Partnership to maintain an Investment Grade Rating.  No limited Partnership Interests issued pursuant to this Subsection 3.1(n) shall entitle the holder thereof to any greater rights or preferences than are provided in this Agreement for all of the existing limited Partnership Interests.  Any limited Partnership Interests issued pursuant to this Subsection 3.1(n) shall have a Percentage Interest based on the price paid relative to the fair market value of all the Partnership Interests.

(i) If a Partner elects to purchase additional limited Partnership Interests pursuant to this Subsection 3.1(n) (a “Purchasing Partner”), then (A) the Partnership shall notify each Significant Limited Partner that is not the Purchasing Partner of such issuance of additional limited Partnership Interests no less than five (5) Business Days before the date of such issuance, (B) each such Significant Limited Partner and PTLC (as applicable) (the “Offered Partners”) shall have thirty (30) Business Days after the delivery of such notice by the Partnership to elect to purchase from the Purchasing Partner, at the same price and on the same other terms and conditions, its pro rata portion of the additional limited Partnership Interests issued to the Purchasing Partner, calculated in accordance with each Partner’s Percentage Interest as of the date immediately prior to the date the Purchasing Partner purchased the additional limited Partnership Interests from the Partnership in accordance with this Subsection 3.1(n).

(ii) If any Offered Partner declines to purchase its full pro rata portion of such additional limited Partnership Interests, then the limited Partnership Interests that remain available shall be offered to each Offered Partner that had elected to purchase its full pro rata portion, utilizing the process set forth in Subsection 3.1(n)(i), except substituting a five (5) Business Day period for the thirty (30) Business Day period in clause (B), and each fully-electing Offered Partner shall have the right to purchase up to its relative pro rata portion (for clarity, calculated only among such fully-electing Offered Partners and the Purchasing Partner) of such remaining limited Partnership Interests, and of any Partnership Interests that have not been subscribed for in such second round (calculated using only the Offered Partners fully participating in such second round and the Purchasing Partner).

(iii) In respect of the period when such newly issued additional limited Partnership Interests are held by the Purchasing Partner, the Purchasing Partner shall be entitled to (x) all distributions for such period to the extent payable in respect of such additional limited Partnership Interests under ARTICLE 5, and (y) all allocations of items of income, gain, loss and deduction (including all special allocations) to the extent for such period and in respect of such additional limited Partnership Interests.  Notwithstanding any other provision of this Agreement, no changes to any governance, voting, approval, consent or other rights of any Partner provided herein as a result of the issuance of limited Partnership Interests under this Subsection 3.1(n) shall be effective until the procedures set forth in this Subsection 3.1(n) have been complied with in full.

3.2 Capital Contributions and Accounts. Effective as of the Effective Time, (i) MBK USA CV has acquired an additional ten percent (10%) limited Partnership Interest previously held by the Withdrawing GE Partners and is succeeding to the Capital Account of the Partnership Interest(s) being transferred to it and (ii) PAG has acquired an additional five and a half percent (5.5%) limited Partnership Interest previously held by the Withdrawing GE Partners and is succeeding to the Capital Account of the Partnership Interest(s) being transferred to it.  A Capital Account shall be maintained for each Partner on the books of the Partnership. Each Partner’s interest in the capital of the Partnership shall be represented by its Capital Account. The Capital Account of each Partner as of the Effective Time, after giving effect to the first sentence of this Section 3.2, to all distributions and contributions made at or prior to the Effective Time and to all allocations of items of income, gain, loss and deduction (including all special allocations) with respect to any period (or a portion thereof) ending at or prior to the Effective Time, shall be proportionate to such Partner’s Percentage Interest as set forth on Schedule A in effect at the Effective Time. The Partnership shall be permitted to adjust the Capital Account of each Partner after the Effective Time as appropriate to give effect to the immediately preceding sentence.

3.3 Negative Capital Accounts. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than as a result of a termination under Code Section 708(b)(1)(B)), (x) distributions shall be made pursuant to Article 11 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (y) if the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purposes whatsoever. In no event shall any transaction contemplated by clauses (x) and (y) of the first sentence of this Section 3.3 result in a change in any Partner’s Percentage Interest.

3.4 Compliance with Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) (or any corresponding provision of succeeding Law) and shall be interpreted and applied in a manner consistent with such Regulation. In the event the General Partner shall determine and each Significant Limited Partner approve that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the Partnership may make such modifications (provided that no such modification shall have a material adverse effect on the economic position of any Partner).

The Partnership also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b) (or any corresponding provisions of succeeding Law provided that such modification shall not have a material adverse effect on the economic position of any Partner).

3.5 Succession to Capital Accounts. In the event any interest in the Partnership is Sold in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. For purposes of the immediately preceding sentence, the portion of the Capital Account to which the transferee succeeds shall be that percentage of the transferor’s total Capital Account as the Percentage Interest being transferred bears to the total Percentage Interest of the transferor, taking into account Section 9.6.

3.6 No Withdrawal of Capital Contributions. No Partner shall withdraw any Capital Contributions without the unanimous written approval of the other Partners. No Partner shall receive any interest with respect to its Capital Contributions.

3.7 No Partnership Certificates. No certificates to evidence a Partner’s interest in the Partnership (a “Partnership Certificate”) shall be issued and any Partnership Certificates previously issued shall be null and void and without any force or effect whatsoever.

3.8 Percentage Interests. Effective as of the Effective Time, the Percentage Interest of each Partner in the Partnership is as set forth on Schedule A hereto.

ARTICLE 4

COSTS AND EXPENSES

4.1 Operating Costs. The Partnership shall (i) pay or cause to be paid all costs and expenses of the Partnership incurred in pursuing and conducting, or otherwise related to, the business of the Partnership and (ii) reimburse the General Partner for any documented out-of-pocket costs and expenses incurred by it in connection therewith (including in the performance of its duties as Tax Matters Partner), to the extent permitted by Section 6.7.

ARTICLE 5

DISTRIBUTIONS; PARTNERSHIP ALLOCATIONS;
TAX MATTERS

5.1 Distributions Prior to Dissolution.

(a) Preliminary Quarterly Distributions. By no later than forty-five (45) days following the end of each of the first three quarters of each Subject Year, subject to Section 9.6, applicable Law and the terms of any applicable credit agreement, indenture, debt security or debt instrument, the Partnership shall make a distribution to the Partners of the amount, if any, by which fifty percent (50%) of Net Income for the Subject Year To Date exceeds the distributions made pursuant to this Subsection 5.1(a) with respect to such Subject Year (the “Preliminary Distributions”), in the following amounts, order and priority (for the avoidance of doubt, the amounts, order and priority of distributions pursuant to this Subsection 5.1(a) shall not apply to any distributions in accordance with Section 11.3 upon the dissolution of the Partnership and the failure to continue the Partnership as provided in Section 11.1):

(i) First, in the event that the Partnership shall have sold all or substantially all of the Rollins Business, 64.5% to MBK USA CV and 35.5% to PAG of an aggregate amount equal to the excess, if any, of (A) the excess, if any, of (1) $57,000,000, over (2) the product of (x) .40 times (y) the excess, if any, of (I) the initial Gross Asset Value of the Code Section 197 intangibles attributable to the Rollins Business, over (II) the sales price for such intangibles, over (B) all prior distributions to MBK USA CV and PAG pursuant to this Subsection 5.1(a)(i) or Subsection 5.1(b)(i); and

(ii) Second, to the Partners pro rata in accordance with each Partner’s Percentage Interest.

(b) Annual Distributions. With respect to any Subject Year, by no later than April 15 of the following Partnership Year, subject to Section 9.6, applicable Law and the terms of any applicable credit agreement, indenture, debt security or debt instrument, the Partnership shall make a distribution to the Partners of the amount, if any, by which fifty percent (50%) of Net Income for the Subject Year, based on the Partnership’s audited financial statements determined in accordance with Generally Accepted Accounting Principles with respect to the Subject Year, exceeds the cumulative Preliminary Distributions made with respect to the Subject Year, in the following amounts, order and priority (for the avoidance of doubt,  the amounts, order and priority of distributions pursuant to this Subsection 5.1(b) shall not apply to any distributions in accordance with Section 11.3 upon the dissolution of the Partnership and the failure to continue the Partnership as provided in Section 11.1):

(i) First, in the event that the Partnership shall have sold all or substantially all of the Rollins Business, 64.5% to MBK USA CV and 35.5% to PAG of an aggregate amount equal to the excess, if any, of (A) the excess, if any, of (1) $57,000,000, over (2) the product of (x) .40 times (y) the excess, if any, of (I) the initial Gross Asset Value of the Code Section 197 intangibles attributable to the Rollins Business, over (II) the sales price for such intangibles, over (B) all prior and current distributions to MBK USA CV and PAG pursuant to Subsection 5.1(a)(i) and all prior distributions to MBK USA CV and PAG pursuant to this Subsection 5.1(b)(i); and

(ii) Second, to the Partners pro rata in accordance with each Partner’s Percentage Interest.

(c) Discretionary Special Distributions. Except for distributions to the Partners in accordance with Subsections 5.1(a) and 5.1(b), the Partnership shall not at any time prior to January 28, 2018 without Unanimous Approval make any other distributions to the Partners (such other distributions “Discretionary Distributions”). During the period from and after January 29, 2018 and on or prior to January 28, 2023, and provided that (x) the ratio of consolidated debt to consolidated equity of the Partnership is less than 3.0 to 1.0 immediately before, and after giving pro forma effect to the payment of, the proposed Discretionary Distributions and (y) the amount of all distributions made by the Partnership to the Partners with respect to the then current calendar year does not exceed eighty percent (80%) of the consolidated Net Income of the Partnership for the then current Partnership Year through the date of such Discretionary Distribution, then the making of a Discretionary Distribution shall require Majority Approval. After January 29, 2023, the making of any Discretionary Distribution shall require Majority Approval. Any Discretionary Distributions made pursuant to this Subsection 5.1(c) shall be made by the Partnership to the Partners pro rata in accordance with each Partner’s Percentage Interest.

(d) Notice of Determination of Law.  If any determination is made by the General Partner that applicable Law would forbid any distribution pursuant to this Section 5.1, then the General Partner shall provide notice to each other Partner of such determination (which shall include the basis for such determination) and provide each other Partner with a reasonable opportunity to discuss such determination.

(e) Certain Tax Amounts.  All amounts withheld pursuant to the Code or any provision of any state or local tax Law with respect to any payment or distribution to a Partner will be treated as amounts distributed to such Partner for all purposes of this Agreement. If the Partnership incurs any withholding tax or other liability for tax, interest or penalties with respect to income, gain, loss, deduction or credit allocated to any Partner (including any amount payable by the Partnership pursuant to an adjustment under Code Section 6225), such Partner shall be required promptly to reimburse the Partnership for such amount to the extent that the Partnership does not recoup the amount by offsetting it against amounts otherwise distributable to such Partner; the obligations of any Person under this sentence with respect to any taxable year during which such Person is a Partner shall survive any withdrawal of such Person from being a Partner in the Partnership, any Transfer of such Person’s Partnership Interest and any termination, dissolution, liquidation or winding up of the Partnership.

5.2 Partnership Allocations.

(a) Profits and Losses. For each taxable year or portion of a taxable year for which the Partnership is required to allocate Profits, Losses, or other items pursuant to this ARTICLE 5, after giving effect to the special allocations set forth in Sections 5.3 and 5.4, and subject to the rules of Section 5.5 and Section 9.6, Profits and Losses of the Partnership for the relevant period shall be allocated to the Partners in proportion to their Percentage Interests, subject to the limitation in Subsection 5.2(b) below with respect to the allocation of Losses.

(b) Loss Limitation.

(i) Capital Account Limitation. The Losses allocated pursuant to Subsection 5.2(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any taxable year. All Losses otherwise allocable to a Limited Partner in excess of the limitation set forth in this Subsection 5.2(b)(i) shall be allocated (A) in the case of any Penske Partner (other than PAG), first, to the other Penske Partners (other than PAG), if any, that are Limited Partners without such an Adjusted Capital Account Deficit in proportion to and to the extent of the amount of Losses that can be allocated to each such Penske Partner without causing it to have an Adjusted Capital Account Deficit and, thereafter, to the General Partner, (B) in the case of PAG, to the General Partner, (C) in the case of PTL GP, as a Limited Partner, (x) with respect to eighty-two percent (82%) of such excess losses, first to Penske Partners that are Limited Partners (other than PAG) without such an Adjusted Capital Account Deficit, after the application of clauses (A) and (B) of this Subsection 5.2(b)(i), in proportion to and to the extent of the amount of Losses that can be allocated to each such Limited Partner without causing it to have an Adjusted Capital Account Deficit and, thereafter, to the General Partner, and (y) with respect to eighteen percent (18%) of such excess losses, first to PAG to the extent of the amount of Losses that can be allocated to PAG, after the application of clause (B) of this Subsection 5.2(b)(i), without causing it to have an Adjusted Capital Account Deficit and, thereafter, to the General Partner, and (D) in the case of MBK USA CV, to the General Partner.

(ii) Tax Basis Limitation. If, as a result of the application of Code Section 704(d), the federal income tax loss associated with an allocation of Losses allocated to a Partner pursuant to Subsection 5.2(a) or Subsection 5.2(b)(i) cannot be claimed by such Partner for the taxable year during which such Losses arose, then such Losses may be reallocated as set forth in this Subsection 5.2(b)(ii), but only to the extent such Partner consents to such reallocation, in the following manner and order: (A) if any Penske Partner (other than PAG) is limited to any extent by Code Section 704(d) with respect to its ability to claim tax losses associated with an allocation of Losses pursuant to Subsection 5.2(a) or Subsection 5.2(b)(i), then the other Penske Partners among such group that are not so limited may elect, by written notice to the General Partner, to have such Losses allocated to them in proportion to and to the extent of the amount of such Losses that can be allocated to each such Penske Partner without causing its ability to claim the tax losses associated with such Losses to be limited under Code Section 704(d) and without causing it to have an Adjusted Capital Account Deficit; and (B) if PTL GP is limited to any extent by Code Section 704(d) with respect to its ability to claim tax losses associated with an allocation of Losses pursuant to Subsection 5.2(a) or Subsection 5.2(b)(i), then the Penske Partners (other than PAG) that are not so limited may elect, by written notice to the General Partner, to have up to eighty-two percent (82%) of such Losses allocated to them in proportion to and to the extent of the amount of such Losses that can be allocated to each such Penske Partner without causing its ability to claim the tax losses associated with such Losses to be limited under Code Section 704(d) and without causing it to have an Adjusted Capital Account Deficit, and PAG may elect, by written notice to the General Partner, to have up to eighteen percent (18%) of such Losses allocated to it to the extent of the amount of such Losses that can be allocated to PAG without causing its ability to claim the tax losses associated with such Losses to be limited under Code Section 704(d) and without causing it to have an Adjusted Capital Account Deficit.

5.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this ARTICLE 5, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Subsection 5.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this ARTICLE 5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Subsection 5.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Subsection 5.3(c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE 5 have been tentatively made as if this Subsection 5.3(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any taxable year that is in excess of the sum of (i) the amount such Limited Partner is obligated to restore (pursuant to the terms of this Agreement or otherwise) and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Subsection 5.3(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE 5 have been made as if Subsection 5.3(c) and this Subsection 5.3(d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be specially allocated among the Partners in proportion to their Percentage Interests.

(f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any taxable year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Special Allocation of Income and Gain Upon Liquidation. In the event that, during any taxable year, the Partnership dissolves and is liquidated pursuant to ARTICLE 11, (i) MBK USA CV shall be specially allocated items of Partnership income and gain in amounts equal to $27,733,548 and (ii) PAG shall be specially allocated items of Partnership income and gain in amounts equal to $16,766,452.

(i) Special Allocation of Gain.  In the event that, in any taxable year, the Partnership realizes, or is deemed to realize, a gain from the sale, disposition, or adjustment to the Gross Asset Value of Partnership Property, the gain from such sale, disposition or adjustment that would have been allocated to each Partner of the same group under Sections 5.2,  5.3 and 5.4 of this Agreement (other than this Subsection 5.3(i)) shall be re-allocated among the Partners of such same group in proportion to, and to the extent of, the excess, if any, of (i) the aggregate amount of Losses allocated to each such Partner (or its predecessor or transferor) for the current and all prior taxable years pursuant to Subsection 5.2(b)(ii) or the Corresponding Provision of any Prior Agreement, over (ii) the cumulative amount of gain allocated to such Partner (or its predecessor or transferor) pursuant to this Subsection 5.3(i) or the Corresponding Provision of any Prior Agreement for all prior tax years.

5.4 Curative Allocations. The allocations set forth in Subsections 5.2(b)(i),  5.3(a),  5.3(b),  5.3(c),  5.3(d),  5.3(e),  5.3(f) and 5.3(g) and the Corresponding Provisions of the Prior Agreements (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.4. Therefore, notwithstanding any other provision of this ARTICLE 5 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate (without causing an Adjusted Capital Account Deficit for any Partner) so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement or any Prior Agreement and all Partnership items were allocated pursuant to Subsections 5.2(a), 5.2(b)(ii),  5.3(h) and 5.3(i) or the Corresponding Provisions of the Prior Agreements. In exercising its discretion under this

Section 5.4, the General Partner shall take into account future Regulatory Allocations under Subsections 5.3(a) and 5.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Subsections 5.3(e) and 5.3(f).

5.5 Other Allocation Rules.

(a) Profits, Losses, and any other items of income, gain, loss, deduction, or credit shall be allocated to the Partners pursuant to this ARTICLE 5 as of the last day of each taxable year, provided that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of Partnership assets are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Section 2.1.

(b) The Partners are aware of the income tax consequences of the allocations made by this ARTICLE 5 and hereby agree to be bound by the provisions of this ARTICLE 5 in reporting their shares of Partnership income and loss for income tax purposes.

(c) For purposes of determining the Profits, Losses, or any other items of income, gain, loss, deduction, or credit allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis using the closing of the books method or, subject to Section 6.9(n) and (o) solely with respect to a particular period prior to the Effective Time, any other permissible method under Code Section 706 and the Regulations thereunder.

(d) Any “excess nonrecourse liability” of the Partnership, within the meaning of Regulations Section 1.752-3(a)(3), shall be allocated first among the Partners in proportion to and to the extent of the amount of built-in gain that is allocable to each such Partner on Code Section 704(c) property or property for which reverse Code Section 704(c) allocations are applicable where such property is subject to the nonrecourse liability to the extent that such built-in gain exceeds the gain described in Regulations Section 1.752-3(a)(2) with respect to such property (“Third Tier Built-In Gain”), except that, if and to the extent necessary for a Partner or Partners to avoid a limitation in a taxable year on Partnership deductions or losses under Code Section 704(d) or the recognition of gain on a Partnership distribution under Code Section 731(a)(1), allocations based on Third Tier Built-In Gain for such taxable year shall be increased to such Partner or Partners and reduced to one or more other Partners, in each case in accordance with Regulations Section 1.752-3(a)(3), provided that such decreases have no adverse effect under Code Section 704(d) or 731(a)(1) on any Partner for such taxable year. The amount of any excess nonrecourse liabilities not allocated pursuant to the preceding sentence shall be allocated in accordance with the Partners interests in Partnership profits. Solely for purposes of this Subsection 5.5(d), the Partners’ interests in Partnership profits are in proportion to their Percentage Interests.

5.6 Tax Allocations; Code Section 704(c).

(a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

(b) In the event the Gross Asset Value of any asset of the Partnership shall be or has been adjusted pursuant to the provisions of this Agreement or any Prior Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(c) Any elections or other decisions relating to such Code Section 704(c) allocations shall be made by the Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Code Section 704(c) allocations pursuant to this Section 5.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s  Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

(d) The Partnership shall continue to use the “remedial allocation method” (as defined in Regulations Section 1.704-3(d)) for purposes of computing Code Section 704(c) allocations and reverse Code Section 704(c) allocations to the extent that it previously adopted that method with respect to property contributed to the Partnership with a Gross Asset Value that differed from its adjusted tax basis at the time of contribution and property for which differences between Gross Asset Value and adjusted tax basis were created by a revaluation of Partnership property pursuant to Regulations Section 1.704-1(b)(2)(iv)(f).

(e) Except as otherwise provided in Subsection 5.6(d) or as agreed to by all Significant Limited Partners, the Partnership shall use the “traditional method” (as defined in Regulations Section 1.704-3(d)) for purposes of computing Code Section 704(c) allocations with respect to property contributed to the Partnership with a Gross Asset Value that differs from its adjusted tax basis at the time of contribution and reverse Code Section 704(c) allocations with respect to property for which differences between Gross Asset Value and adjusted tax basis are created when the Partnership revalues Partnership property pursuant to Regulations Section 1.704-1(b)(2)(iv)(f).

(f) The Partnership shall account for any goodwill of the Partnership with respect to which there is a Code Section 734(b) basis adjustment consistent with the provisions of Regulations Section 1.197-2 (including Regulations Section 1.197-2(k), Example 31).

5.7 Accounting Method. The books of the Partnership (for both tax and financial reporting purposes) shall be kept on an accrual basis.

ARTICLE 6

MANAGEMENT

6.1 Rights and Duties of the Partners.

(a) The Limited Partners shall not participate in the control of the business of the Partnership and shall have no power to act for or bind the Partnership. The Limited Partners shall have the right to approve certain actions proposed to be taken by the General Partner and certain voting rights, all as set forth herein.

(b) Subject to Delaware Law, no Limited Partner shall be liable for losses or debts of the Partnership beyond the aggregate amount such Partner is required to contribute to the Partnership pursuant to this Agreement plus such Partner’s share of the undistributed net profits of the Partnership, except that nothing in this Subsection 6.1(b) shall limit any liability, obligation or claim incurred by a Limited Partner in its capacity as General Partner at such time as it was acting as the General Partner of the Partnership.

6.2 Fiduciary Duty of General Partner. The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets (including records) of the Partnership, whether or not in its immediate possession or control, and the General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership.

6.3 Powers of General Partner.

(a) Subject to the terms and conditions of this Agreement, the General Partner shall have full and complete charge of all affairs of the Partnership, and the management and control of the Partnership’s business shall rest exclusively with the General Partner. Except as otherwise provided in the Act or by this Agreement, the General Partner shall possess all of the rights and powers of a partner in a partnership without limited partners under Delaware Law. The General Partner shall be required to devote to the conduct of the business of the Partnership such time and attention as is necessary to accomplish the purposes, and to conduct properly the business, of the Partnership.

(b) Subject to the limitations set forth in this Agreement, including Section 6.5, the General Partner shall perform or cause to be performed all management and operational functions relating to the business of the Partnership. Without limiting the generality of the foregoing, the General Partner is solely authorized on behalf of the Partnership, in the General Partner’s sole discretion and without the approval of the Limited Partners, to:

(i) expend the capital and revenues of the Partnership in furtherance of the Partnership’s business set forth in clauses (i), (ii), (iii) and (iv) of Section 1.4 or otherwise approved in accordance with Subsection 6.5(c)(iv) after the Effective Time, and pay, in accordance with the provisions of this Agreement, all expenses, debts and obligations of the Partnership to the extent that funds of the Partnership are available therefor;

(ii) make investments in United States government securities, securities of governmental agencies, commercial paper, insured money market funds, bankers’ acceptances and certificates of deposit, pending disbursement of the Partnership funds in furtherance of the Partnership’s business set forth in clauses (i), (ii), (iii) and (iv) of Section 1.4 or otherwise approved in accordance with Subsection 6.5(c)(iv) after the Effective Time or to provide a source from which to meet contingencies;

(iii) enter into and terminate agreements and contracts with third parties in furtherance of the Partnership’s business set forth in clauses (i), (ii), (iii) and (iv) of Section 1.4 or otherwise approved in accordance with Subsection 6.5(c)(iv) after the Effective Time, institute, defend and settle litigation arising therefrom, and give receipts, releases and discharges with respect to all of the foregoing;

(iv) maintain, at the expense of the Partnership, adequate records and accounts of all operations and expenditures and furnish any Partner with the reports referred to in Section 8.2;

(v) purchase, at the expense of the Partnership, liability, casualty, fire and other insurance and bonds to protect the Partnership’s properties, business, partners and employees and to protect the General Partner and its employees;

(vi) employ, at the expense of the Partnership, consultants, accountants, attorneys, and others and terminate such employment; provided, however, that if any Affiliate of any Partner is so employed, such employment shall be in accordance with Section 6.7;

(vii) execute and deliver any and all agreements, documents and other instruments necessary or incidental to the conduct of the business of the Partnership; and

(viii) incur indebtedness, borrow funds and/or issue guarantees, in each case for the conduct of the Partnership’s business set forth in clauses (i), (ii), (iii) and (iv) of Section 1.4 or otherwise approved in accordance with Subsection 6.5(c)(iv) after the Effective Time.

By executing this Agreement, each Partner shall be deemed to have consented to any exercise by the General Partner of any of the foregoing powers.

(c) The General Partner shall cause Schedule A to be amended to reflect any Sale of a Partner’s Partnership Interest (to the extent permitted by this Agreement), the total Percentage Interest of each Partner, any change in name of the Partnership or change in the name or names under which the Partnership conducts its business (to the extent permitted by this Agreement), and receipt by the Partnership of any notice of change of address of a Partner. The amended Schedule A, which shall be kept on file at the principal office of the Partnership, shall supersede all such prior Schedules and become part of this Agreement, and the General Partner shall promptly forward a copy of the amended Schedule A to each Partner upon each amendment thereof.

6.4 Advisory Committee.

(a) Selection of the Advisory Committee. The Partnership shall have an Advisory Committee (the “Advisory Committee”) consisting of six  (6) members. Of the six  (6) Advisory Committee members, four  (4) shall be designated by PTLC (each, a “PTLC Committee Member”), one (1) shall be designated by PAG (the “PAG Committee Member”) and one (1) shall be designated by MBK USA CV (the “Mitsui Committee Member”). Schedule B annexed hereto sets forth the members of the Advisory Committee as of the Effective Time.

(b) Functions of the Advisory Committee; Quorum; Vote Required for Action.

(i) The Advisory Committee shall consult with and advise the General Partner with respect to the business of the Partnership. In addition, the Advisory Committee shall review any matters or actions proposed to be taken by the General Partner which pursuant to Section 6.5 hereof require the Advisory Committee’s prior approval. Subject to the provisions of Subsection 6.4(b)(ii) below and provided that notice shall have been duly given as set forth in Subsection 6.4(c) below:

(A) at any meeting of the Advisory Committee at which an action requiring Unanimous Approval shall be considered, the presence of at least four  (4) members of the Advisory Committee, including the PAG Committee Member and the Mitsui Committee Member, shall be a quorum for the consideration of such action;

(B) at any meeting of the Advisory Committee at which an action requiring Requisite Approval shall be considered, the presence of at least two PTLC Committee Members and at least fifty percent (50%) of the members of the Advisory Committee designated by Significant Limited Partners  shall be a quorum for the consideration of such action; and

(C) at any other meeting of the Advisory Committee, including a meeting at which an action requiring Majority Approval shall be considered, the presence of at least four  (4) members of the Advisory Committee shall be a quorum for the consideration of such action or for the conduct of any other business.

(ii) With respect to any meeting of the Advisory Committee, in the event that a quorum shall not be present at the time and place fixed for a regularly-scheduled meeting or specified in the notice of any other meeting, then such meeting shall automatically be adjourned (without the need for further notice) until the same time (and at the same place) on the next succeeding Business Day. At any meeting of the Advisory Committee which shall have been so adjourned, the number of members specified for the quorum in Subsection 6.4(b)(i) above shall constitute a quorum solely with respect to the action being taken as specified in Subsection 6.4(b)(i) above, and any action purportedly taken by the Advisory Committee in contravention of the foregoing shall be void and of no force or effect whatsoever.

(iii) Each member of the Advisory Committee shall have one vote on all matters which may come before the Advisory Committee for decision. Members of the Advisory Committee may be present and vote at meetings thereof in person or by written proxy.  All actions by the Advisory Committee shall require the affirmative vote of a majority of the members of the Advisory Committee except as otherwise expressly provided herein, and in certain circumstances as further specified in Subsections 6.5(c),  6.5(d) and 6.5(e) below, the affirmative vote set forth in such sections.

(c) Meetings in Person or by Telephone; Notice; Action by Written Consent.  Meetings of the Advisory Committee may be in person, by telephonic communication or by such other means as to permit all members to hear and be heard by each other at the same time. All members of the Advisory Committee shall be given not less than five (5) Business Days’ advance notice of all meetings (other than regularly scheduled meetings), which notice shall set forth the business to be considered at such meeting, the time of such meeting and the place of such meeting (if other than the principal office of the Partnership). Notice of any meeting may be waived by means of a written instrument, including by electronic transmission that may be printed on paper, to such effect executed and delivered by the waiving member to the Partnership either prior to or after such meeting. Meetings in person shall be held at the principal office of the Partnership, or at such other place as may be determined by the Advisory Committee and, at any such meeting, any one or more members of the Advisory Committee may participate by means of telephonic communication or other means as aforesaid, so long as all members of the Advisory Committee participating in such meeting can hear and be heard by one another, and such participation shall be deemed presence in person for purposes of such meeting.  Subject to the last two sentences of this Subsection 6.4(c), any action required or permitted to be taken at any meeting of the Advisory Committee may be taken without a meeting if the members of the Advisory Committee whose approval is required for such action approve such action in a writing or writings or by electronic transmission or transmissions, and the writing or writings or electronic transmission or transmissions are filed with the minutes of meetings of the Advisory Committee and provided to the other members of the Advisory Committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.  All members of the Advisory Committee shall be given not less than five (5) Business Days’ advance notice of any action to be taken without a meeting requiring less than Unanimous  Approval, and shall be provided with information relating to such action that reasonably describes the action being taken. Notice of any action to be taken without a meeting may be waived by means of a written instrument, including by electronic transmission that may be printed on paper, to such effect executed and delivered by the waiving member to the Partnership either prior to or after the effectiveness of such consent.

(d) Regular Meetings and Special Meetings.

(1) Regular meetings of the Advisory Committee shall be held at such times as the Advisory Committee shall from time to time determine, but no less frequently than once each quarter of the Partnership Year.

(2) Special meetings of the Advisory Committee shall be held whenever called by any member of the Advisory Committee upon no less than five (5) Business Days’ notice to each member of the Advisory Committee prior to such meeting unless such notice is waived by each such member. Any and all business that may be transacted at a regular meeting of the Advisory Committee may be transacted at a special meeting, provided, that unless all members of the Advisory Committee otherwise agree, only business specified in the written notice of a special meeting may be conducted at such meeting.

(3) As and to the extent practicable, the members of the Advisory Committee shall be furnished in advance of any regular or special meetings of the Advisory Committee, information relating to any action to be submitted at such regular or special meeting for approval by the Advisory Committee.

(4) At each regular meeting of the Advisory Committee and each special meeting of the Advisory Committee called for the purpose of discussing any actions, claims or proceedings initiated by the Partnership, the General Partner shall provide to each member of the Advisory Committee a written summary of any and all actions, claims or proceedings initiated by the Partnership where the same involves claims in excess of $1,000,000 (other than any vehicle-related accident claims).

(e) Resignation, Replacement and Removal of Advisory Committee Members. Any member of the Advisory Committee may be removed at any time, with or without cause, by proposal of the Partner authorized under Subsections 6.4(a) or 9.5(d) to designate such Advisory Committee member. In the event of the death, adjudication of insanity or incompetency, resignation, withdrawal or removal of any member of the Advisory Committee, the Partner authorized under Subsections 6.4(a) or 9.5(d) to designate such Advisory Committee member shall designate a replacement member.

(f) Certain Provisions with respect to the Advisory Committee. The Advisory Committee may adopt from time to time appropriate rules and regulations concerning the frequency and conduct of its meetings. Any member of the Advisory Committee may delegate any or all of his or her authority as a member of the Advisory Committee to any Person, or may appoint any Person as such member’s proxy with respect to any matter or matters to be considered or action to be taken by the Advisory Committee, provided that the Partner which designated the Advisory Committee member has approved such delegation or appointment in writing. Such approval may be revoked by the granting Partner or Advisory Committee member at any time, provided that any such revocation shall not affect the validity of any action taken by such delegate or proxy prior to such revocation.

(g) Audit Function. The Partnership has engaged the Auditor as its independent auditors. The Advisory Committee shall review and confer with respect to the performance of the Partnership’s independent auditors and may, by Unanimous Approval, require that such auditors be substituted by the General Partner; provided,  however, that notwithstanding the foregoing only Majority Approval shall be required if the substitute auditors are Deloitte LLP, KPMG LLP, PricewaterhouseCoopers LLP or Ernst & Young LLP (or, with respect to each, any successor firm thereof).  The Partnership shall maintain an internal audit staff which (i) shall report directly to the Advisory Committee and (ii) without the consent of each Significant Limited Partner, shall not be utilized by any Partner or any of its Affiliates (other than the Partnership Group) with respect to its separate business.

(h) No Liability. Notwithstanding anything else contained in this Agreement, the Advisory Committee shall not be deemed to possess and shall not exercise any power that, if possessed or exercised by a Limited Partner, would constitute participation in the control of the business of the Partnership, within the meaning of Section 17-303 of the Act, and no member of the Advisory Committee shall be liable to the Partnership, the General Partner, any Limited Partner, or any other Person or entity for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it as a member of the Advisory Committee other than acts or omissions involving willful misconduct or bad faith or a breach of Subsection 6.4(i). The Partnership shall indemnify, to the fullest extent permitted by Law, each member of the

Advisory Committee (and any proxy thereof) against losses, claims, damages or liabilities arising from any act or omission performed or omitted by him or her as a member of the Advisory Committee or any subcommittee thereof from time to time other than those involving willful misconduct or bad faith on the part of such committee member or a breach of Subsection 6.4(i).

(i) Confidentiality. With respect to any and all information provided to or obtained by any Partner, any assignees of Partnership Interests or any of their Affiliates, or any of its or their directors, officers, employees, agents, representatives or advisors, including Non-Voting Observers, as a result of such Partner being a Partner in the Partnership or its designee being a member of or an observer on the Advisory Committee (except for the exclusions below, “Evaluation Material”), such Partner and each of its Affiliates, and its and their directors, officers, employees, agents, representatives or advisors, including a Non-Voting Observer, shall hold such information in strict confidence and use such information solely in connection with such Partner’s investment in the Partnership; provided,  however, that any Partner may disclose such information (a) as required by applicable law, rule or regulation (including the Securities Act, the Exchange Act, or applicable securities Laws of any other jurisdiction, or rules of a stock exchange or other self-regulatory bodies), (b) to any Person involved in the preparation of the Partner’s or any of its Affiliates’ financial statements, public filings or tax returns, (c) to any of its own Affiliates, or its or their directors, officers, employees, agents, representatives or advisors who are informed of the strictly confidential nature of such information and are or have been advised of their obligation to keep information of this type strictly confidential, (d) upon the request or demand of any Governmental Authority having jurisdiction over any of the Partnership or any of their Partners or any of their Affiliates or (e) to any Person and such Person’s  advisors with whom any Partner or any of its Affiliates is contemplating a financing transaction or to whom such Partner is contemplating a Transfer of all or any portion of its Partnership Interests in accordance with the terms of this Agreement (a “Potential Counterparty”), provided that such Potential Counterparty and such Person’s advisors are advised of the strictly confidential nature of such information and the Potential Counterparty agrees to be bound by a confidentiality agreement containing protective provisions no less protective of the information of the Partnership than provided in this Agreement. All press releases, public announcements, and similar publicity (other than such public announcements required by applicable law, rule or regulation, pursuant to clause (a) in the immediately preceding sentence) respecting the Partnership and referencing the name of any Partner or any Affiliate of any Partner (“Non-Issuing Partner”) other than the Partner issuing such press release, public announcement, similar publicity or making such required disclosure shall be made only with the prior written consent of such Non-Issuing Partner, which consent will not be unreasonably withheld; provided,  however, that without consent any Partner may state in such a public announcement that it is a Partner and disclose the legal names of the Partnership, and the other Partners and their respective parents. Nothing in this paragraph shall waive any attorney-client privilege, attorney work product privilege or other privilege, and any information subject to such privilege shall not be disclosed except by agreement of the Advisory Committee or as required by applicable law, rule or regulation or restrict the Partnership’s ability to issue press releases in the ordinary course of business. For purposes of this Subsection 6.4(i), the Partnership shall not be deemed to be an Affiliate of any of the Partners. “Evaluation Material” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the applicable Partner, its representatives or others to whom it voluntarily discloses such information other than Governmental Authorities (the “Recipient Group”) in breach of this Agreement, (ii) was available to a member of the Recipient Group prior to such information’s disclosure by or on behalf of the Partnership from a source (other than the Partnership or the Recipient Group) who, to the knowledge of the applicable Partner, is not subject to a confidentiality agreement with, or other obligation of secrecy to, the Partnership, its Affiliates or representatives prohibiting such disclosure, (iii) is or becomes available to the Recipient Group from a source (other than the Partnership or the Recipient Group) who, to the knowledge of the applicable Partner, is not subject to a confidentiality agreement with, or other obligation of secrecy to, the Partnership, its Affiliates or representatives prohibiting such disclosure, or (iv) was independently developed by the Recipient Group without reference to the Evaluation Material. If a member of the Recipient Group is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar legal process or by regulatory agency, or stock exchange or other applicable rules) to disclose any of the Evaluation Material, the applicable Partner agrees promptly upon obtaining knowledge of such request or requirement to disclose to provide the Advisory Committee with prompt notice of each such request, to the extent practicable and not legally prohibited, so that the Partnership or a Partner as appropriate may seek an appropriate protective order (at its own cost and expense). If, absent the entry of a protective order or other appropriate remedy, the applicable member of a Recipient Group is legally required to disclose the Evaluation Material, such applicable member may disclose such information only to the persons and to the extent required without liability under this Agreement.

(j) Non-Voting Observers.

(i) Each Partner, together with its Affiliates, that does not have the right to appoint a member of the Advisory Committee pursuant to Subsection 6.4(a), but holds a Percentage Interest of not less than five percent (5%) (which for the purpose of this determination shall include a pro rata portion of the Partnership Interest held by PTL GP based upon the Partner’s ownership interests in Holdings (if any), but with respect to PAG, shall exclude Partnership Interests held directly or indirectly by the other Penske Partners (other than its interest through PTL GP as described above and the members of the PAG Consolidated Group) shall have the right, only for so long as such Partner, together with its Affiliates, owns at least such five percent (5%) Percentage Interest, to designate a non-voting observer (the “Non-Voting Observer”) to attend all duly called and convened meetings of the Advisory Committee pursuant to Subsection 6.4(c).  For the sake of clarity, as of the Effective Time there are no Non-Voting Observers.  The Non-Voting Observer shall be entitled to receive all materials and information distributed to the members of the Advisory Committee (in such capacity) in connection with such duly called and convened meetings (including written consents in lieu of such meetings) and shall have access to the Partnership’s management and records as if the Non-Voting Observer were a member of the Advisory Committee, except that the General Partner may exclude any Non-Voting Observers from all applicable portions of any meeting of the Advisory Committee, or deny access to any information or portions thereof provided to members of the Advisory Committee, if the General Partner reasonably determines that the participation of the Non-Voting Observer, or access to the applicable information, could reasonably be expected to (1) result in a waiver of the attorney-client privilege (based on the advice of the Partnership’s counsel and, if applicable, taking into account the execution of a common interest agreement) with respect to any matters to be discussed or any matters included in the information to be distributed; (2) expose to any Non-Voting Observer (who represents or is affiliated with a competitor to the Partnership, a customer, supplier or other business partner of the Partnership or a competitor to the Partnership’s customers, suppliers or other business partners) (A) if a contract or understanding with any Person or Affiliate of such Person represented by the Non-Voting Observer is being described, discussed or voted upon, any information related to such contract or understanding and/or (B) the Partnership’s business operations, objectives, opportunities, competitive positioning and/or prospects related to any such Person or any matter in which such Person may be reasonably deemed to have an interest that is adverse to the Partnership; (3) cause the Partnership to violate obligations with respect to confidential or proprietary information of third parties, provided that a Non-Voting Observer shall not be so excluded unless all other Persons whose participation in such meeting of the Advisory Committee, or portions thereof, or receipt of such information, or portions thereof, would result in a violation of such third party obligations are also excluded; or (4) pose an actual or potential conflict of interest for the Partner designating the Non-Voting Observer, any of its Affiliates or the Non-Voting Observer. In addition, if a Non-Voting Observer designated by a Partner is an observer, employee, officer, director, partner, member, consultant or fiduciary at another company that competes with the Partnership or is primarily engaged in a business in a substantially related industry, such Non-Voting Observer may be excluded  from any meeting of the Advisory Committee, or portions thereof, or denied access to any information provided to the members of the Advisory Committee, if there is Majority Approval, reasonably determined in a closed session, of the exclusion of such Non-Voting Observer to protect the proprietary nature of the information included in the matters to be discussed and/or distributed.

(ii) For the avoidance of doubt, any failures to comply with this Subsection 6.4(j) shall not affect in any way the validity of any actions taken by the Advisory Committee.

6.5 Restrictions on the Authority of the General Partner.

(a) Prohibited Actions. Notwithstanding any other provision of this Agreement, the General Partner shall not have authority to do any of the following:

(i) any act in contravention of this Agreement;

(ii) any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

(iii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose;

(iv) admit a Person as a Partner, except as otherwise provided in this Agreement;

(v) except as permitted pursuant to Section 14.2, amend or waive any provision of this Agreement;

(vi) except as otherwise permitted by this Agreement, Transfer all or any portion of its interest as the General Partner of the Partnership;

(vii) knowingly commit any act which would subject any Limited Partner to liability as a general partner in any jurisdiction in which the Partnership transacts business, except to effect the conversion of the Partnership Interests pursuant to Subsection 1.1(c); or

(viii) elect to dissolve the Partnership, except as expressly permitted herein.

(b)  [INTENTIONALLY OMITTED]

(c) Actions Requiring Unanimous Approval.  Subject to Subsection 6.4(h), the General Partner shall not have authority to do any of the following without the prior approval of at least two  (2) PTLC Committee Members, the PAG Committee Member and the Mitsui Committee Member, obtained in accordance with Subsections 6.4(b) and 6.4(c) (“Unanimous Approval”):

(i) enter into any credit agreement, indenture, debt security or debt instrument (or any amendment, restatement, supplement or other modification thereto or waiver thereof) that would or (at such time the agreement or other instrument, or amendment, restatement, supplement or other modification thereto or waiver thereof, is executed) reasonably would be expected to (A) restrict or prevent the exercise by PAG or MBK USA CV, including, in each case, any permitted successors or permitted assignees, of any rights, actions or transactions contemplated by the provisions of ARTICLE 9 or ARTICLE 10 (without limiting the foregoing, any provision that would require the consent of creditors or their agents or representatives to such exercise in order to prevent acceleration or rapid amortization of indebtedness or would give creditors or their agents or representatives the right to accelerate or more rapidly amortize indebtedness in connection with such exercise being deemed to be expected to restrict or prevent such right, action or transaction) or (B) reduce distributions by the Partnership below those otherwise required by Subsections 5.1(a) and 5.1(b);

(ii) change the Partnership’s policies relating to requirements of environmental Laws, antitrust Laws, anti-corruption Laws, anti-bribery Laws, Laws relating to contracts with Governmental Authorities, insider trading or ethical business practices;

(iii) materially change policies relating to accounting matters other than those required by GAAP;

(iv) change the character of the Partnership Group’s business from that set forth in clauses (i), (ii), (iii) and (iv) of Section 1.4 or cause the Partnership Group to engage in any activity other than as described therein;

(v) increase or amend the compensation arrangements for the direct services of Roger S. Penske from those currently in effect between the Partnership Group and Roger S. Penske (or any entity that is an Affiliate of Roger S. Penske);

(vi)  (A) file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the Partnership’s debts under Title 11 of the United States Code or any other federal or state insolvency Law, or file an answer consenting to or acquiescing in any such petition, (B) make any Transfer for the benefit of the Partnership’s creditors (other than the creation of Liens as contemplated by Section 6.5(c)(xiv)), or (C) allow the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, the application by a third party for the appointment of a receiver for the assets of the Partnership, or the filing of an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of the Partnership’s debts under any other federal or state insolvency Law, unless the same shall not have been vacated, set aside or stayed within such sixty-day period;

(vii) cause the Partnership Group to take any action or series of related actions, outside of the ordinary course of business consistent with the past practice of the Partnership Group since May 2012, that could reasonably be expected to result in the loss of any Investment Grade Rating for the Partnership on a stand-alone basis; it being understood that (A) such actions shall not include distributions required by Subsections 5.1(a) and 5.1(b) and (B) changes in policies or ratings criteria of ratings agencies shall not be taken into account for this provision;

(viii) raise additional equity capital by means of a capital call or equity issuance (provided that any such capital call shall, in any case precede such equity issuance), other than any capital call and equity issuance that may be approved pursuant to Subsection 6.5(e)(v);

(ix) amend or waive any provision of the Trade Name and Trademark Agreement, if such amendment or waiver is adverse in any respect to the Partnership;

(x) make donations by or in the name of the Partnership if the same involves amounts in excess of $3,000,000 for any single donation or series of related donations;

(xi) make any Discretionary Distribution that requires Unanimous Approval pursuant to Subsection 5.1(c);

(xii) engage a new independent auditing firm, to the extent Unanimous Approval thereof is required pursuant to Subsection 6.4(g);

(xiii) cause the Partnership Group to incur indebtedness in excess of $500,000,000 that is (A) outside of the ordinary course of business, or (B)  not pari passu in right of payment with (x) the Credit Agreement or (y) the senior notes of the Partnership and PTL Finance Corporation outstanding at the Effective Time; provided that for the sake of clarity, incurrence of indebtedness in the ordinary course of business includes (1) the issuance of unsecured senior notes that are pari passu in right of payment with the Credit Agreement, (2) borrowings under the Credit Agreement,  and (3) borrowings and advances under the ABS Facility, subject to compliance with the borrowing limitations in the Credit Agreement and the ABS Facility, as applicable;

(xiv) grant any Liens with respect to any property of the Partnership Group other than: (A) such Liens granted in connection with the financing of the acquisition of vehicles (or, in the context of an Acquisition by any member of the Partnership Group, existing Liens on real property so acquired) by the Partnership Group in the ordinary course of business, which Liens attach only to the vehicles (or, in the context of an Acquisition by any member of the

Partnership Group, existing Liens on real property so acquired) being acquired with the proceeds of the applicable financing, including any chattel paper, replacements, substitutes and proceeds thereof, as such terms are defined in Article 9 of the Uniform Commercial Code, (B) Liens permitted by the Credit Agreement, or (C) Liens created under the ABS Facility; or

(xv)  (I) subject to Section 6.7(c) below, cause the Partnership Group to (a) make acquisitions during any Partnership Year of (i) any stock or other equity interest in any other entity (including by purchase, merger or consolidation) or (ii) any assets of any other Person (other than in respect of the acquisition of new vehicles, the sale-and-leaseback (or sale-and-rentback) of vehicles, or the acquisition of vehicles for the purpose of disposition by the Partnership within a reasonable period of time, in each case in the ordinary course of business of the Partnership) or (b) redeem or otherwise acquire or retire for value any of the equity interests of any Subsidiary of the Partnership held by Persons other than the Partnership or any of the Partnership’s wholly owned Subsidiaries (other than pro rata payments to all holders of the equity interests of any such Subsidiary) (clauses (a) and (b), collectively, “Acquisitions”) which collectively (in respect of all such Acquisitions) have an enterprise value (which for purposes of this Subsection 6.5(c)(xv) and Subsections 6.5(d)(ii) and 6.5(e)(iv) below shall take into account any indebtedness for borrowed money of any acquired entity or related assets and any redemption payments) in excess of $300,000,000 (in the aggregate), or (II) cause the Partnership to incur capital expenditures (other than in respect of vehicles) in any Partnership Year, individually or in the aggregate, in excess of an amount equal to the sum of (a) $10,000,000 and (b) fifteen percent (15%) of facilities and equipment, net (excluding vehicles) as of the end of the immediately preceding Partnership Year as set forth in the Partnership’s consolidated balance sheet for such immediately preceding Partnership Year.

(d) Actions Requiring Requisite Partner Approval.  Subject to Subsections 6.4(h) and 6.5(c), the General Partner shall not have authority to do any of the following without the prior approval of at least two  (2) PTLC Committee Members and at least fifty percent (50%) of the members of the Advisory Committee designated by Significant Limited Partners, obtained in accordance with Subsections 6.4(b) and (c) (“Requisite Approval”):

(i) change the name of the Partnership or the name or names under which the Partnership conducts business; provided, however, that nothing in this Subsection 6.5(d)(i) shall be deemed to prevent the Partnership from ceasing to use the name “Penske” if and to the extent required by the Trade Name and Trademark Agreement;

(ii) subject to Subsection 6.7(c) below, cause the Partnership Group to make any Acquisitions which collectively (in respect of all such Acquisitions) have an enterprise value in excess of $100,000,000 but not in excess of $300,000,000 (in the aggregate) during any Partnership Year; or

(iii) hire or terminate or modify the compensation of the manager of the internal audit staff contemplated by Subsection 6.4(g) or adopt its budget

(e) Actions Requiring Majority Approval.  Notwithstanding any other provision of this Agreement, other than Subsections 6.4(h),  6.5(c) and 6.5(d), the General Partner shall not have authority to do any of the following without the prior approval of any four  (4)

members of the Advisory Committee, obtained in accordance with Subsections 6.4(b) and 6.4(c) (“Majority Approval”):

(i) adopt the annual budget and business plan of the Partnership Group;

(ii) materially change the Partnership’s policies relating to credit approval levels;

(iii) appoint the senior officers of the Partnership;

(iv) subject to Subsection 6.7(c) below, cause the Partnership Group to make any Acquisitions which collectively (in respect of all such Acquisitions) have an enterprise value in excess of $10,000,000 but not in excess of $100,000,000 (in the aggregate) during any Partnership Year;

(v) raise equity capital solely through a capital call in accordance with Section 3.1 that satisfies the Capital Call Conditions (including any adjustment to the Percentage Interest of the Partners in connection therewith), and/or issue limited Partnership Interests to satisfy any Remaining Capital Call Deficiency in respect of such capital call;

(vi) declare or cause the Partnership to make any Discretionary Distributions to its Partners pursuant to Subsection 5.1(c) that require Majority Approval; or declare or pay any dividend on or make any distribution on or purchase, redeem or otherwise acquire or retire for value any of the equity interests of any Subsidiary of the Partnership held by Persons other than the Partnership or any of the Partnership’s wholly owned Subsidiaries except for pro rata payments to all holders of the equity interests of any such Subsidiary;

(vii) engage a new independent auditing firm, to the extent Majority Approval thereof is required pursuant to Subsection 6.4(g);  or

(viii) change the accounting methods and conventions to be used in, or any other method or procedure related to, the preparation of the Returns, and make any and all elections under the tax Laws of any jurisdiction as to the treatment of items of income, gain, loss, deduction and credit of the Partnership or file a Form 8832 - Entity Classification Election or in any other manner make or change an election under U.S. Treasury Regulations Section 301.7701-3(c)(1) or successor regulations to have the Partnership taxed as anything other than as a partnership for federal tax purpose, except as any such action may be prohibited, limited or conditioned pursuant to any other provision of this Agreement, including Article 5 and Article 8; provided, that prior to taking any action permitted under this Section 6.5(e)(viii), the Partnership shall provide MBK USA CV and PAG with a reasonable opportunity to review and discuss such action with the Partnership, and the Partnership shall consider in good faith any suggestions of MBK USA CV or PAG in connection therewith.

6.6 Other Activities. (a) Any Partner (other than the General Partner in such capacity) (the “Interested Party”) may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether presently existing or hereafter created, and neither the Partnership nor any Partner (including the General Partner) other than the Interested Party shall have any rights in or to such independent ventures or the income or profits derived therefrom.

(b) Notwithstanding the foregoing, subject to Subsection 6.6(h),  none of Penske Corporation, PTLC or any of their respective Affiliates (excluding PAG and its Subsidiaries) shall, at any time that (i) the aggregate Percentage Interests that the Penske Partners own exceed five percent (5%), (ii) any Penske Partner has the right to designate one or more members of the Advisory Committee, (iii) a Penske Partner is the General Partner or (iv) PTL GP is the General Partner and a Penske Partner is the Managing Member of Holdings, and for a period of two (2) years after none of the conditions set forth in the foregoing clauses (i), (ii), (iii) or (iv) applies, directly compete with the Partnership (as such phrase is defined in Subsection 6.6(d) below) or acquire or possess any ownership interest (other than investments of less than two percent (2%) of any class of outstanding securities of a corporation or other entity) in any other entity which directly competes with the Partnership. For purposes solely of this Subsection 6.6(b), the definition of “Penske Partners” excludes PAG and its Permitted Intragroup Transferees that are members of the PAG Consolidated Group.

(c) Notwithstanding the foregoing, none of PAG, Mitsui nor any of their respective Subsidiaries shall, at any time that the aggregate Percentage Interests collectively owned by PAG and its Subsidiaries or Mitsui and its Subsidiaries, respectively, exceeds five percent (5%) and for a period of two (2) years after the later of (x) the date upon which PAG and its Subsidiaries or Mitsui and its Subsidiaries, respectively, cease to own collectively in excess of such five percent (5%) and (y) the date on which PAG or MBK USA CV, respectively, no longer has the right to designate a member of the Advisory Committee, directly compete with the Partnership (as such phrase is defined in Subsection 6.6(d) below).

(d) As used in this Section 6.6, the phrase “directly compete(s) with the Partnership” shall mean the active conduct and operation of a business engaged in the renting and full-service leasing (but not any other types of Leasing) and servicing of tractors, trailers and/or trucks to third party users, or in acting as a dedicated contract motor carrier, in each case in the United States of America or Canada.  For the avoidance of doubt, and without implicitly agreeing that the following activities would be subject to the provisions of Subsections 6.6(b) or 6.6(c) above, (i) Penske Corporation and/or PTLC shall not be deemed to be in breach of Subsection 6.6(b) and (ii) neither PAG nor Mitsui shall be deemed to be in breach of Subsection 6.6(c), in each case, by virtue of such Partner or any of its Affiliates engaging in any of the following:

(A) contracting with, arranging for, or using any third party motor or other carriers, delivery services or logistics providers (whether for the benefit of such Partner or any of its Affiliates, or on behalf of any of the respective suppliers or customers of the foregoing Persons), in each case, in connection with the delivery of raw materials, inventory, or products that, in each case, are purchased, sold, financed or brokered, respectively, by such Partner or any of its Affiliates or in respect of which such Person is acting as a freight forwarder;

(B) transportation of hydrocarbons, including crude oil, liquefied natural gas, liquefied petroleum gas, compressed natural gas and oil products;

(C) conducting or operating any business primarily servicing specific infrastructure projects in which such Partner or any of its Affiliates has investments from time to time;

(D) Leasing heavy equipment for construction or other industrial use, including dump trucks, loader cranes and aerial work platform; and

(E) Leasing railcars, providing transportation management and transportation route planning and other logistics services for transportation by railcars.

(e) Subsection 6.6(b) above shall cease to be applicable to any Person (other than the General Partner and its Subsidiaries) at such time as it is no longer an Affiliate of Penske Corporation and shall not apply to any Person (other than the General Partner and its Subsidiaries) that purchases assets, operations or a business from Penske Corporation or one of its Affiliates, if such Person is not an Affiliate of Penske Corporation after such transaction is consummated.  For the avoidance of doubt, Subsection 6.6(b) shall not apply to PAG or any of its Subsidiaries.

(f) Subsections 6.6(c) above shall cease to be applicable to any Person at such time as it is no longer a Subsidiary of PAG or Mitsui, respectively, and shall not apply to any Person that purchases assets, operations or a business from PAG or Mitsui or one of their respective Subsidiaries, if such Person is not a Subsidiary of PAG or Mitsui, respectively, after such transaction is consummated.

(g) Notwithstanding the provisions of Subsections 6.6(b) and 6.6(c) above, and without implicitly agreeing that the following activities would be subject to such provisions, nothing in Subsections 6.6(b) or 6.6(c) above shall preclude, prohibit or restrict a Person whose conduct is restricted under Subsections 6.6(b) or 6.6(c) above (each a “Restricted Person”) from engaging in any manner in any (i) Financial Services Business, (ii) Existing Business Activities, or, subject to this Subsection 6.6(g),  any (iii) De Minimis Business or (iv) business activity that would otherwise violate Subsections 6.6(b) or 6.6(c) above, as applicable, that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with a Restricted Person, in each case after the Effective Time (an “After-Acquired Company”).

(i) No later than eighteen (18) months (or such longer period agreed to by the General Partner and each Significant Limited Partner) after (i) the purchase or other acquisition of any After-Acquired Business or After-Acquired Company or (ii) the loss by a Restricted Person of De Minimis Business status for its otherwise violative business activities, if the restriction in Subsections 6.6(b) or 6.6(c) above with respect to the applicable Restricted Person has not terminated during such period, unless the business of the After-Acquired Business or the After-Acquired Company then complies with this Section 6.6, the Restricted Person must enter into a definitive agreement to dispose of, and subsequently dispose of the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company.

(ii) Prior to any disposition of an After-Acquired Business or After-Acquired Company pursuant to Subsection 6.6(g)(i), a Restricted Person shall extend to the Partnership the first opportunity to potentially acquire the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company (the “First Opportunity”).  The Restricted Person and the Partnership agree to enter into good faith discussions, for a period of ninety (90) days after the Restricted Person notifies the Partnership of the transaction opportunity in writing, regarding the Partnership’s potential acquisition of the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company;  provided, that the Partnership shall notify the Restricted Person as soon as practicable if it is not interested in vigorously pursuing the opportunity, which notice shall terminate the First Opportunity. Nothing herein shall (A) require the Restricted Party to Sell to the Partnership, or require the Partnership to acquire from the Restricted Party, the relevant portion of the business or securities of any After-Acquired Business or After-Acquired Company; or (B) prohibit or restrict the Restricted Person from entering into discussions or negotiations at any time with third parties to acquire the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company. At any time following the expiration or termination of the First Opportunity, the Restricted Party may Sell the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company;  provided, that, if the Restricted Person is an Affiliate of Penske Corporation, the terms and conditions of the Partnership’s potential acquisition shall be presented to the Advisory Committee for discussion prior to the consummation of any Sale of the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company.

(h) Notwithstanding anything to the contrary in this Agreement, any amendments, modifications or waivers to this Section 6.6 relating to activities of any of Penske Corporation, PTLC or any of their respective Affiliates (excluding PAG and its Subsidiaries), PAG or any of its Subsidiaries or Mitsui or any of its Subsidiaries shall be approved by the members of the Advisory Committee designated by the Partners holding a majority of the Partnership Interests not held by the Partner seeking such amendment, modification or waiver, or whose Affiliate is seeking such amendment, modification or waiver. For greater clarity, if Penske Corporation, PTLC or any of their respective Affiliates are seeking an amendment, modification or waiver of this Section 6.6, then PAG and its Subsidiaries (for so long as they are Affiliates of Penske Corporation) shall be excluded for all purposes from the determination of what constitutes such a majority.

(i) Definitions:

(1) “Capital Markets Activity” means any activity undertaken in connection with efforts by any Person to raise for or on behalf of any Person capital from any public or private source.

(2) “Default Recovery/Remarketing Activities” means (i) the exercise of any rights or remedies in connection with any Capital Markets Activity, Financing, Insurance, Leasing, Other Financial Services Activities or Securities Activity (whether such rights or remedies arise under any agreement relating to such activity, under applicable Law or otherwise) including any foreclosure, realization or repossession or ownership of any collateral, business assets or other security for any Financing (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property subject to Leasing or (ii) the remarketing

(including any possession, ownership, Insurance, maintenance, transportation, shipment, storage, refurbishment, repair, sale, offer to sale, auction, consignment, liquidation, disposal, scrapping or other remarketing activities) of any collateral, business assets or other security for any Financing (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property subject to Leasing.

(3) “De Minimis Business” means (a) any business activity that would otherwise violate Subsections 6.6(b) or 6.6(c) above that is carried on by an After-Acquired Business or an After-Acquired Company, but only if, at the time of such acquisition or thereafter at the end of each Partnership Year following such acquisition, the operating revenues (excluding non-operating revenues) derived from business that directly competes with the Partnership (as such phrase is defined in Subsection 6.6(d) above) by such After-Acquired Business or After-Acquired Company constitute less than $100,000,000 for the most recently completed fiscal year preceding such acquisition or at the end of any Partnership Year following such acquisition, or (b) any business activity conducted by Penske Corporation or any of its Affiliates (excluding PAG and its Subsidiaries), PAG or any of its Subsidiaries or Mitsui or any of its Subsidiaries that constitutes Business Activities Ancillary to its principal businesses.

(4) “Existing Business Activities” means, (i) with respect to Penske Corporation or any of its Affiliates (excluding PAG and its Subsidiaries), any business conducted or investment held by Penske Corporation or any of its Affiliates on the date of this Agreement, (ii) with respect to PAG or any of its Subsidiaries, any business conducted or investment held by PAG or any of its Subsidiaries on the date of this Agreement and (iii) with respect to Mitsui or any of its Subsidiaries, any business conducted or investment held by Mitsui or any of its Subsidiaries on the date of this Agreement, or, in each case, contemplated by any existing contractual arrangements applicable to Penske Corporation or any of its Affiliates (excluding PAG and its Subsidiaries), PAG or any of its Subsidiaries or Mitsui or any of its Subsidiaries, as the case may be, on the date of this Agreement. It is acknowledged and agreed that the following business operations and expansions shall not be deemed to directly compete with the Partnership for purposes of this Section 6.6: (A) the business operations conducted as of the date hereof by Mitsui Bussan Logistics Inc. or its Subsidiaries, and/or any reasonable expansions of such business operations or extensions of such business (including by acquisition) which are reasonably and directly related to the business and operations of Mitsui Bussan Logistics Inc. or its Subsidiaries conducted as of the date hereof, (B) the business operations conducted as of the date hereof by Mitsui & Co. Global Logistics, Ltd. or its Subsidiaries, and/or any reasonable expansions of such business operations or extensions of such business (including by acquisition) which are reasonably and directly related to the business and operations of Mitsui & Co. Global Logistics, Ltd. or its Subsidiaries conducted as of the date hereof and (C) the business operations conducted as of the date hereof by Premier Truck Group or its Subsidiaries, and/or any reasonable expansions of such business operations or extensions of such business (including by acquisition) which are reasonably and directly related to the business and operations of Premier Truck Group or its Subsidiaries conducted as of the date hereof.

(5) “Financial Services Business” means any activities undertaken principally in connection with or in furtherance of (i) any Capital Markets Activity, (ii) Financing, (iii) Leasing (other than Leasing activities that would constitute directly competing with the Partnership, as defined in Subsection 6.6(d) above), (iv) Default Recovery/Remarketing Activities,

(v) Other Financial Services Activities, (vi) any Securities Activity or (vii) the sale of Insurance, the conduct of any Insurance brokerage activities or services or the provision of Insurance advisory services, business processes or software. Financial Services Business also includes any investment or ownership interest in a Person through an employee benefit or pension plan.

(6) “Financing” means the making, entering into, purchase of, or participation in (including syndication or servicing activities) (i) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature or for similar purposes and (ii) non-voting preferred equity investments.

(7) “Insurance” means any product or service determined to constitute insurance, assurance or reinsurance by the Laws in effect in any jurisdiction in which the restrictions set forth in Subsections 6.6(b) and 6.6(c) above apply.

(8) “Leasing” means the rental, leasing, or financing, in each case under operating leases, finance leases, capital leases, synthetic leases, leveraged leases, tax-oriented leases, non-tax-oriented leases, retail installment sales contracts, hire purchase or rental agreements, of property, whether real, personal, tangible or intangible.

(9) “Other Financial Services Activities” means the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services, including investments on behalf of Penske Corporation or any of its Affiliates, PAG or any of its Subsidiaries or Mitsui or any of its Subsidiaries purely for financial investment purposes, investments for the benefit of third party and client accounts, credit card products or services, vendor financing and trade payables services, back-office billing, processing, collection and administrative services or products or services related or ancillary to any of the foregoing.

(10) “Securities Activity” means any activity, function or service (without regard to where such activity function or service actually occurs) which, if undertaken or performed (i) in the United States would be subject to the United States federal securities Laws or the securities Laws of any state of the United States or (ii) outside of the United States within any other jurisdiction in which the restrictions set forth in Subsections 6.6(b) and 6.6(c) above apply, would be subject to any Law in any such jurisdiction governing, regulating or pertaining to the sale, distribution or underwriting of securities or the provision of investment management, financial advisory or similar services.

6.7 Transactions with Affiliates.

(a) Subject to Subsection 6.7(c), nothing in this Agreement shall preclude transactions between the Partnership and any Partner (including the General Partner) or an Affiliate or Affiliates of any Partner acting in and for its own account, provided that any services performed or products provided by or assets or properties sold by or to the Partner or any such Affiliates are services, products, assets and/or properties that the General Partner reasonably believes, at the time of requesting such services, products, assets and/or properties to be in the best interests of the Partnership, and further provided that the rate of compensation to be paid for any such services, products, assets and/or properties shall be comparable to the amount paid for similar services, products, assets and/or properties under similar circumstances to independent third parties in arm’s-length transactions, and further provided that the members of the Advisory Committee will receive a written notice within thirty (30) days of the date on which any such transaction is entered setting forth the material terms of any transaction or series of related transactions described above for which the aggregate amount involved in such transaction or series of transactions, which includes the U.S. dollar value of the amounts involved throughout the duration of any agreements entered into with respect to such transaction(s), is greater than $15,000,000.

(b) All bills with respect to services provided to the Partnership by a Partner or any Affiliate of a Partner shall be separately submitted and shall be supported by logs or other written data.

(c) Notwithstanding any of the foregoing provisions of this Section 6.7, the General Partner shall not have the authority to enter into any commitment or agreement regarding, or to consummate, any Affiliate Acquisition or series of related Affiliate Acquisitions in respect of which the target assets, business(es) or company(ies) have an aggregate enterprise value (for the avoidance of doubt, taking into account any direct or indirect indebtedness for borrowed money of any acquired entity or any related assets, including any such indebtedness assumed or prepaid) in excess of $15,000,000 without the approval of each PTLC Committee Member and each member of the Advisory Committee that is not appointed by the Partner or Partners that are proposing to engage (or whose Affiliate or Affiliates are proposing to engage) in any such Affiliate Acquisition with the Partnership (or, in the absence of any such disinterested members of the Advisory Committee, all members of the Advisory Committee).

6.8 Mitsui Participation Rights.

(a) MBK USA CV (so long as it is a Significant Limited Partner) shall have the right to appoint a senior level management position selected by MBK USA CV and deemed as adequate by the General Partner directly reporting to the Chief Executive Officer of the Partnership.

(b) MBK USA CV (so long as it is a Significant Limited Partner) shall have the right to send annually a Person selected by MBK USA CV to be a trainee at the Partnership (the “Mitsui Trainee”).  The Mitsui Trainee shall be assigned from time to time, at the reasonable discretion of the General Partner, to various business units within the Partnership for the purpose of gaining a deep understanding of the Partnership’s business practices and expanding his or her skills and knowledge with respect to the truck leasing, rental and logistics industries so that the Mitsui Trainee may assist MBK USA CV in identifying new opportunities to add value to the Partnership.

6.9 Certain Provisions Respecting the Former GE Partners.

(a) Immediately before the Effective Time, the Withdrawing GE Partners have withdrawn from, and ceased in all respects to be Partners in, the Partnership through the Sale of their Partnership Interests to MBK USA CV and PAG.

(b) The Partnership, the General Partner (including the current General Partner and any future additional, replacement or substitute general partners of the Partnership) and the Limited Partners (including the Limited Partners as of the date hereof and all future Limited

Partners) agree that none of the Partnership, the General Partner or any such Limited Partner shall, except to the extent necessary to comply with applicable Law, take any Prohibited Action without the consent or approval of GE Tennessee, provided, that with respect to (1) Subsections 6.9(d)(iii) and (iv) below and (2) any other Prohibited Action that does not and is not reasonably expected to cause a material liability to be imposed on a Former GE Partner, such consent or approval shall not be unreasonably withheld, conditioned or delayed; and provided further, that solely with respect to clause (2) above, it shall not be deemed an unreasonable condition to require that the Former GE Partners and their successors and assigns receive a customary indemnification from the Partnership with respect to any liability of any kind or nature whatsoever imposed on any Former GE Partners arising from such Prohibited Action.

(c) A “Prohibited Action” means, with respect to the Former GE Partners, any action or failure to act insofar as such action or failure to act would or would reasonably be expected to cause a  liability of any kind or nature whatsoever to be imposed on  any Former GE Partner or its successors or assigns with respect to such Former GE Partner’s former interest as a Partner (including in respect of, at any time, its tax or regulatory position or its exposure to losses, debts or liabilities of any kind or nature whatsoever of the Partnership or the Partnership’s Subsidiaries or Controlled Affiliates), but only to the extent that under the Prior Agreement such action or failure to act was not permitted prior to the Effective Time without the consent of one or both of the Withdrawing GE Partners or the GE Committee Member (as defined in the Prior Agreement).

(d) Without limiting the generality of Section 6.9(c), a Prohibited Action shall include:

(i) entering into any agreement, indenture or instrument (or any amendment, supplement or other modification thereto or waiver or restatement thereof) of the Partnership or any of its Controlled Affiliates that would or (at such time as the agreement, indenture or other instrument, or amendment, supplement or other modification thereto or waiver or restatement thereof, is executed) reasonably would be expected to restrict or prevent the exercise by the Withdrawing GE Partners, including any successors or assigns, of any of their rights, actions or transactions under any of the GE Partner Agreements (without limiting the foregoing, any provision that would require the consent of creditors or their agents or representatives to such exercise in order to prevent acceleration or rapid amortization of indebtedness or would give creditors or their agents or representatives the right to accelerate or more rapidly amortize indebtedness in connection with such exercise being deemed to be expected to restrict or prevent such right, action or transaction);

(ii) taking any of the actions described in Subsection 6.5(e)(viii) with effect for any period prior to the Effective Time;

(iii) filing or amending any Return pertaining to the 2017 or any prior Partnership Year  (and the Partnership shall provide GE Tennessee with a reasonable opportunity to review any such Return or amendment); or

(iv) The institution by the Tax Matters Partner with respect to the 2017 or any prior Partnership Year of any action or proceeding in any court in its capacity as Tax Matter Partner or its extending any statute of limitation or taking any other action contemplated by

Code Sections 6222 through 6232 (or similar state, local or foreign Laws with respect to income or income-based taxes that apply to any of the Former GE Partners rather than the Partnership) if such initiation, extension or other action would legally bind any Former GE Partner or the Partnership.

(e) With respect to the 2017 or any prior Partnership Year, GE Tennessee shall continue to have the same rights to notice of and participation in administrative proceedings and discussions with the Internal Revenue Service (or other governmental tax authority) as it, any other Former GE Partner or any of their Affiliates had immediately prior to the Effective Time.

(f) The Tax Matters Partner for the 2017 or any prior Partnership Year shall be PTLC or PTL GP, to the extent it is controlled by PTLC, unless GE Tennessee consents otherwise.  GE Tennessee, with respect to the Protected Period, shall have the right to examine and audit the books and records of the Partnership  (any such audit being at the sole cost and expense of GE Tennessee), to obtain the audited financial statements (including any amendments thereto or restatements thereof) of the Partnership and its Subsidiaries and to receive information letters (including a Schedule K-1 and other information reasonably necessary for the preparation of its tax returns, financial statements and regulatory reports) and to object to such materials all as set forth in the Prior Agreement as though GE Tennessee had continued to be a Partner.  The Tax Matters Partner shall provide GE Tennessee any information it reasonably requests in order to respond to any audit or information request from a Governmental Authority. If the preparation or compilation of information requested pursuant to this Subsection 6.9(f), including the format thereof, is not prepared in the ordinary course of the Partnership’s business, then GE Tennessee will be responsible to pay to the Partnership all out-of-pocket costs associated with the preparation, compilation and delivery of such information.

(g) The Withdrawing GE Partners and their Affiliates shall have the same rights, powers and obligations as such Withdrawing GE Partners and their Affiliates had immediately prior to the Effective Time with respect to direct or indirect Transfers of Partnership Interests in which such Withdrawing GE Partner or its Affiliates hold a direct or indirect interest, right or power, including the rights and obligations under the GE Partner Agreements, and no such Transfer shall be subject to the restrictions and rights of first offer set forth in Sections 9.1 through 9.3 of this Agreement or otherwise, provided, however:

(i) in the event that the acquisition by a Person of a Partnership Interest as contemplated by this Subsection 6.9(g) would result in the Partnership ceasing to enjoy the status of a limited partnership under Delaware Law, then such Person shall not effect such acquisition, but such Person may effect the acquisition through an Affiliate of such Person or member of such Person’s consolidated group if such acquisition eliminates the cessation of the Partnership’s enjoying the status of a limited partnership under Delaware Law;

(ii) no Transfer contemplated by this Subsection 6.9(g) shall be to a Person to whom the “bad actor” disqualifying events, described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act, shall be applicable;

(iii) no Transfer contemplated by this Subsection 6.9(g) shall be to a Person that “directly competes with the Partnership” (as defined in Subsection 6.6(f) of the Prior Agreement, giving effect to the exceptions in Section 6.6 of the Prior Agreement).  However, this limitation on Transfer shall not apply if, at the option of GE Tennessee, in its sole discretion, GE Tennessee participates, as though it were the Offering Partner with respect to the proposed Transfer as a Third-Party Proposed Sale, in the process set forth in Section 9.3 as in effect at the Effective Time; provided, however, that (1) the Consolidated Group of which the Partner in default in its GE Partner Agreement(s) is a member shall not be a participant as an Offeree Partner in such process and (2) the minimum amounts specified in Subsection 9.3(c) shall not apply; and

(iv) if a Transfer contemplated by this Subsection 6.9(g) is of a general Partnership Interest, then the Partnership Interest subject to such Transfer shall automatically be converted to a limited Partnership Interest.

(h) Any Person who acquires a Partnership Interest as contemplated by Subsection 6.9(g) will be admitted as a Limited Partner if such Person meets the qualification criteria set forth in Subsection 6.9(g)(i) and (ii) above and satisfies the conditions set forth in Section 9.10 of this Agreement as in effect at the Effective Time.  In addition, as provided by Subsection 6.9(g)(iii),  if GE Tennessee at its election did not comply with the process set forth in Section 9.3 (as modified by Subsection 6.9(g)(iii)), any Person who acquires a Partnership Interest as contemplated by Subsection 6.9(g) will only be admitted as a Limited Partner if such Person also satisfies the requirement set forth in the first sentence of Subsection 6.9(g)(iii), subject to the further provisions of Subsection 6.9(i).

(i) If GE Tennessee at its election did not comply with the process set forth in Section 9.3 (as modified by Subsection 6.9(g)(iii)), and the third-party transferee engages in business activities that are similar in nature to those of GE Capital Global Holdings, LLC and its Subsidiaries or Mitsui and its Subsidiaries, as permitted in Section 6.6 of the Prior Agreement, the Partners will negotiate reasonably and in good faith with such transferee to confirm such transferee is not in direct competition as described in Subsection 6.9(g)(iii).  Upon such confirmation, such transferee will be admitted as a Limited Partner.  With respect to a Person who acquires a Partnership Interest as contemplated by Subsection 6.9(g), the Partnership Agreement shall not be amended to add any requirement that such Person enter into a covenant not to compete, other than the requirements set forth in Subsection 9.5(e) as in effect at the Effective Time.

(j) The Withdrawing GE Partners and their Affiliates shall have the same rights and obligations as such Withdrawing GE Partners and their Affiliates had immediately prior to the Effective Time with respect to the receipt, use and disclosure of the Partnership’s Evaluation Material, subject to Subsection 6.4(i) of the Prior Agreement. For avoidance of doubt,  each Withdrawing GE Partner or its Affiliates may use and disclose such Evaluation Material, in accordance with the terms set forth in Subsection 6.4(i) of the Prior Agreement, in monitoring the GE Partner Agreements and in connection with the rights and remedies contemplated by or with respect to the GE Partner Agreements, including the right to disclose such Evaluation Material to potential buyers of direct or indirect interests in the Partnership, if such Partnership Interests constitute the Withdrawing Partners’ Partnership Interests,  Partnership Interests held at the Effective Time by PTL GP or Partnership Interests then pledged to a Withdrawing GE Partner or its successors or assigns. For purposes of this Subsection 6.9(j),“Evaluation Material” shall include information received prior to the Effective Time or subsequent to the Effective Time, whether relating to periods before or after the Effective Time. Nothing in any agreement of purchase and sale or similar agreement or ancillary agreements thereto with respect to the sale of any partnership interests by any Former GE Partner, whether before or after the effectiveness of the Prior Agreement, shall limit the rights of the Withdrawing GE Partners under this Subsection 6.9(j) or the Prior Agreement as described in this Subsection 6.9(j).

(k) Information concerning the Former GE Partners and their Affiliates and their involvement in the Partnership, whether previously or hereafter, in connection with the Partnership, provided to or obtained by the Partnership, any Partner, any assignees of Partnership Interests or any of their Affiliates or any of its or their directors, officers, employees, agents, representatives or advisors shall be treated as Evaluation Material under Subsection 6.4(k)  as in effect at the Effective Time (subject to the exclusions provided in such subsection).The Former GE Partners shall have the benefit of the protections of such Evaluation Material under such subsection as though the Former GE Partners had continued as Partners. Without limiting the foregoing, all press releases, public announcements (including in filings under the Securities Exchange Act of 1934, securities offering memoranda, prospectuses and registration statements) and similar publicity respecting the Partnership and referencing the name of a Former GE Partner or any of its Affiliates (“Public Materials”) shall be made only with the prior written consent of GE Tennessee, which consent will not be unreasonably withheld or delayed.

(l) Nothing in Subsection 6.9(k) shall prohibit disclosure required by applicable Law of Public Materials, provided that to the extent lawful and practicable, GE Tennessee will be given prior notice of and a copy of such Public Materials and a reasonable opportunity to comment on such Public Materials prior to their disclosure, and any suggestions of GE Tennessee in connection therewith shall be considered in good faith.

(m) The obligations of the Withdrawing GE Partners under Section 5.1(e) of the Prior Agreement shall survive their withdrawal.

(n) For purposes of determining the Profits, Losses, or any other items of income, gain, loss, deduction, or credit allocable to any period prior to the Effective Time, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis using the closing of the books method or, if proposed by the General Partner and approved by Requisite Approval and GE Tennessee with respect to a particular period prior to the Effective Time, any other permissible method under Code Section 706 and the Regulations thereunder.

(o) The allocation of Profits, Losses and other tax attributes in connection with the consummation of the Sale by the Withdrawing GE Partners of their Partnership Interests to PAG and MBK CV USA shall be made in accordance with the Agreements of Purchase and Sale, of even date with this Agreement (and as amended or otherwise modified from time to time in accordance with the terms thereof) between, respectively, the Withdrawing GE Partners and PAG and the Withdrawing GE Partners and MBK CV USA and the Cooperation Agreement of even date with this Agreement among the Partnership, the Partners and the Withdrawing GE Partners.

(p) Any indemnities or exculpations from liability available under Subsection 6.4(h) of the Prior Agreement or otherwise to any Person who was formerly a GE Committee Member (as defined in the Prior Agreement) or any proxy thereof shall continue to remain available to such Person following the Effective Time.  For avoidance of doubt, the Persons to whom such indemnities and exculpations are available include any members appointed to the Advisory Committee by GE Tennessee or any of its Affiliates at any time, whether before or after the effectiveness of the Prior Agreement, nor shall this Agreement terminate or supersede any indemnity or exculpation of such GE Committee Members or Former GE Partners and their Affiliates that survived the effectiveness of the Prior Agreement.

(q) The provisions contained in Section 6.6(c) of the Prior Agreement shall continue to apply to GE Capital Global Holdings, LLC and its Subsidiaries until the second anniversary of the Effective Time, subject to Subsections 6.6(f), (h), (i) and (j) of the Prior Agreement.

(r) Notwithstanding anything to the contrary in this Agreement, each Former GE Partner shall be an express and intended third-party beneficiary of this Section 6.9 and such Former GE Partner or GE Tennessee on its behalf may enforce the provisions of, and its rights and benefits under, this Section 6.9.  This Section 6.9 and Subsections 8.2(d) and 8.2(e) may not be amended or otherwise modified, or waived, in whole or in part without the consent of GE Tennessee in its sole discretion. GE Tennessee’s waiver of or consent with respect to this Section 6.9 or any matter governed by this Section 6.9 shall only be effective if given in a written instrument specifically referencing this Section 6.9.  For purposes of this Section 6.9, the Partnership and the Partners may hereafter rely on the acts of GE Tennessee, or its successors and assigns, as the acts of all of the Former GE Partners.  Each Withdrawing GE Partner may assign its rights under this Agreement to General Electric Company or any direct or indirect subsidiary of General Electric Company by operation of law, in connection with the liquidation, dissolution or winding-up of its affairs or otherwise,  provided that such Withdrawing GE Partner shall not be released from its obligations hereunder upon any such assignment unless the assignee shall be determined by the General Partner and the Significant Limited Partners, acting reasonably and in good faith, to be creditworthy.  Prior to and as a condition to any Sale of all or any portion of the General Partner’s or a Limited Partner’s Partnership Interest as provided in this Agreement, the assignee shall acknowledge in writing to the Partnership that it is acquiring such Partnership Interest subject to the rights of the Former GE Partners under Article 10 of the Holdings LLC Agreement.

(s) Nothing in, and no actions taken or not taken pursuant to, this Section 6.9 shall cause a Former GE Partner to remain or otherwise be or be deemed to be a partner in the Partnership in any respect or to have any partnership interest of any kind whatsoever in the Partnership.  Nothing in this Section 6.9 shall constitute a Former GE Partner’s participation in the management of the Partnership, and other than pursuant to Subsection 6.9(m),  a Former GE Partner shall not be liable for any losses, debts or liabilities of any kind or nature whatsoever of the Partnership or the Partnership’s subsidiaries or Controlled Affiliates by virtue of this Section 6.9.

(t) Notwithstanding any other provision contained in this Agreement (excluding this Section 6.9), to the extent of any conflict between this Section 6.9 and any other provisions of this Agreement, other than Subsection 5.1(e), this Section 6.9 shall govern.  Without limiting the foregoing, nothing in this Agreement, including Article 10 with respect to an IPO, shall affect the timing of, modify or limit the exercise of the rights or remedies of the Withdrawing GE Partners with respect to the obligations under the GE Partner Agreements.

(u) Unless expressly agreed by GE Tennessee in writing, no modification of a definition elsewhere in this Agreement shall affect the meaning of such defined term in this Section 6.9.  For purposes of this Section 6.9, Articles 13 and 14 shall remain in effect as set forth on the Effective Date, unless GE Tennessee consents otherwise.  In this Section 6.9, the word “including” or any variation thereof means (unless otherwise specified) “including without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(v) The parties to this Agreement agree and acknowledge that the provisions of this Section 6.9 are in satisfaction of certain obligations owed to and by the Former GE Partners.  Nothing in this Agreement releases the General Partner, any Limited Partner or any Former GE Partner with respect to actions or failures to act by such Partner or Former GE Partner, as applicable, in breach of the Prior Agreement that result in any other Partner or a Former GE Partner or their respective Affiliates becoming subject to claims of or obligations or liabilities to third parties, including Governmental Authorities.

6.10 Exculpation. Neither the General Partner (including for purposes of this Section 6.10 any Person formerly serving as the General Partner) nor any of its Affiliates nor any of their respective holders of partnership interests, shareholders, officers, directors, employees or agents shall be liable, in damages or otherwise, to the Partnership or to any of the Limited Partners for any act or omission on its or his or her part, except for (i) any act or omission resulting from its or his or her own willful misconduct or bad faith, (ii) with respect to the General Partner only, any breach by the General Partner of its obligations as a fiduciary of the Partnership or (iii) with respect to the General Partner only, any breach by the General Partner of any of the terms and provisions of this Agreement. The Partnership shall indemnify, defend and hold harmless, to the fullest extent permitted by Law, the General Partner or any of its Affiliates or any of their respective holders of partnership interests, members, shareholders, officers, directors, employees and agents, from and against any claim or liability of any nature whatsoever arising out of or in connection with the assets or business of the Partnership, except where attributable to the willful misconduct or bad faith of such individual or entity or where relating to a breach by the General Partner of its obligations as a fiduciary of the Partnership or to a breach by the General Partner of any of the terms and provisions of this Agreement.

ARTICLE 7

COMPENSATION

The General Partner shall be entitled to reimbursement of all of its expenses attributable to the performance of its obligations hereunder, as provided in ARTICLE 4 hereof, to the extent permitted by Section 6.7. Subject to the Act, no amount so paid to the General Partner shall be deemed to be a distribution of Partnership assets for purposes of this Agreement.

ARTICLE 8

ACCOUNTS

8.1 Books and Records. The General Partner shall maintain complete and accurate books of account of the Partnership’s affairs at the Partnership’s principal office, including a list of the names and addresses of all Partners. Each Partner shall have the right to inspect the Partnership’s books and records (including the list of the names and addresses of Partners). Each of the Partners shall have the right to audit independently the books and records of the Partnership, any such audit being at the sole cost and expense of the Partner conducting such audit.

8.2 Reports, Returns and Audits.

(a) The books of account shall be closed promptly after the end of each Partnership Year. The books and records of the Partnership shall be audited as of the end of each Partnership Year by the Auditor. Within ninety (90) days after the end of each Partnership Year, the General Partner shall make a written report to each Person who was a Partner at any time during such Partnership Year which shall include financial statements comprising at least the following: a balance sheet as of the close of the preceding Partnership Year, and statements of earnings or losses, changes in financial position and changes in Partners’ capital accounts for the Partnership Year then ended, which financial statements shall be prepared in compliance with the applicable provisions of Regulation S‑X promulgated by the SEC and certified by the Auditor as in accordance with Generally Accepted Accounting Principles. The report shall also contain such additional statements with respect to the status of the Partnership business as are considered necessary by any member of the Advisory Committee to advise any or all Partners properly about their investment in the Partnership. As soon as practicable after the end of each quarter in each Partnership Year, the Partnership shall deliver to PTLC and each Significant Limited Partner a written report which shall include forecasts for the current quarter, including forecast changes in debt balances of the Partnership.

(b) Prior to August 15 of each year, each Partner shall be provided with an information letter (containing such Partner’s Form K‑1 or comparable information) with respect to its distributive share of income, gains, deductions, losses and credits for income tax reporting purposes for the previous Partnership Year, together with any other information concerning the Partnership necessary for the preparation of a Partner’s income tax return(s), and the Partnership shall provide each Partner with an estimate of the information to be set forth in such information letter by no later than April 15 of each year. With the sole exception of mathematical errors in computation, the financial statements and the information contained in such information letter shall be deemed conclusive and binding upon such Partner unless written objection shall be lodged with the General Partner within ninety (90) days after the giving of such information letter to such Partner.

(c) The Partnership shall also furnish the Partners with such periodic reports concerning the Partnership’s business and activities as are considered necessary by any member of the Advisory Committee to advise any or all Partners properly about their investment in the Partnership.

(d) The General Partner shall, in accordance with the advice of the Advisory Committee, prepare or cause to be prepared all federal, state and local income tax returns of the Partnership (the “Returns”) for each year for which such Returns are required to be filed, and shall cause all such Returns to be filed in a timely manner; provided however that it shall not file any Return without first providing each Significant Limited Partner with a reasonable opportunity to review and discuss the Return with the Partnership, and the Partnership shall consider in good faith any suggestions of MBK USA CV or PAG in connection therewith.  To the extent permitted by Law, for purposes of preparing the Returns, the Partnership shall use the Partnership Year. Subject to Subsection 6.5(e)(viii), the General Partner may make any elections under the Code and/or applicable state or local tax Laws, and the General Partner shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Partners resulting from its making or failing to make any such election. Notwithstanding the foregoing, the General Partner shall make the election provided for in Code Section 754 with respect to the Partnership and any Partnership Subsidiary that is a partnership for federal tax purposes, if requested to do so by any Partner, without the need of approval of the Advisory Committee.  Any allocation required under Code Section 755 as a result of a Code Section 754 election shall be made by the General Partner acting in good faith; provided, that any such allocation relating to or with respect to the Partnership Interests transferred by the Withdrawing GE Partners to MBK USA CV and PAG shall be approved by MBK USA CV and PAG, such approval not to be unreasonably withheld or delayed.

(e) The General Partner shall be the “tax matters partner” of the Partnership within the meaning of Code Section 6231(a)(7) (as in effect prior to November 2, 2015) and shall serve in any similar capacity under applicable Law including, as the “partnership representative” within the meaning of that term in Code Section 6223(a) when such provision becomes applicable to the Partnership (the “Tax Matters Partner”). In any case in which more than one Partner is eligible under Regulations Section 301.6231(a)(7)-1(c), by reason of having been or being the General Partner, to be designated as the Tax Matters Partner for a given taxable year (each such Partner a “TMP Eligible Partner”), the Tax Matters Partner designated for such year shall be selected by unanimous agreement among all such TMP Eligible Partners for such year. In the absence of unanimous agreement, the TMP Eligible Partner that was the General Partner on the last day of such taxable year shall be designated as the Tax Matters Partner for such taxable year. Each Significant Limited Partner shall each be provided with copies of any material correspondence relating to federal, state or local income tax that is received by the Tax Matters Partner from the Internal Revenue Service (or other governmental tax authority) in the Tax Matters Partner’s capacity as the partnership representative and shall each be given at least fifteen (15) Business Days advance notice from the Tax Matters Partner of the time and place of, and shall have the right to review (but not participate in), (i) any administrative or judicial proceeding relating to the determination at the Partnership level of partnership items on which the Partners, rather than the Partnership, are taxable and (ii) any discussions with the Internal Revenue Service (or other governmental tax authority) relating to the allocations pursuant to ARTICLE 5 of this Agreement or the Corresponding Provision of any Prior Agreement and the Tax Matters Partner in its capacity as partnership representative shall consult in good faith with each Significant Limited Partner with respect to any such proceeding or discussion that may affect such Significant Limited Partner. The Tax Matters Partner shall not initiate any action or proceeding in any court in its capacity as Tax Matters Partner, extend any statute of limitation, or take any other action contemplated by Code Sections 6222 through 6232 (or similar state, local or foreign Laws with respect to income or income-based taxes that apply to the

Partners rather than the Partnership) if such initiation, extension or other action would legally bind any other Partner or the Partnership without the prior review by each Significant Limited Partner. The Tax Matters Partner shall not make an election under section 1101(g)(4) of P.L. 114-74 without the approval of all persons that were Partners at any time in taxable years 2016 or 2017. In the case of any Internal Revenue Service notice of final partnership adjustment for a taxable year beginning after December 31, 2017, the Tax Matters Partner shall (unless otherwise consented to by each Significant Limited Partner, which consent shall not be unreasonably withheld or delayed) make the election under Section 6226(a) of the Code to have each Partner take such adjustment into account as provided in Section 6226(b) of the Code except with respect to any such Partner (and, if necessary, any person taxable on Partnership income allocable to such Partner for such taxable year) that has filed an amended return that complies with the procedures under Section 6225(c)(2) of the Code (and, to the extent relevant, if any, the Tax Matters Partner shall make such election under any corresponding provision of state or local income tax law). The Tax Matters Partner shall from time to time upon request of any other Partner confer, and cause the Partnership’s tax attorneys and accountants to confer, with such other Partner and its attorneys and accountants on any matters relating to a Partnership tax return or any tax election.  The Tax Matters Partner shall not enter into any administrative or judicial settlement of any partnership item without the prior written consent, which shall not be unreasonably withheld, conditioned or delayed, of (i) MBK USA CV, if such settlement would reasonably be expected to cause MBK USA CV to bear more than 30% of any net adjustment to taxes as a result of such settlement and (ii) PAG, if such settlement would reasonably be expected to cause PAG to bear more than 28.92% of any net adjustment to taxes as a result of such settlement.

(f) The Partnership shall provide such other information as may be reasonably required for the Partners or their Affiliates to timely comply with applicable financial reporting requirements or their customary financial reporting practices in a format consistent with the Partner’s filing requirements, if any. The Partnership shall continue to provide substantially the same accounting assistance to the Partners or their Affiliates as the Partnership provided to them for the 2016 Partnership Year including preparing quarterly accounting closing schedules at the end of each quarter of the Partnership Year.

8.3 Review Rights. Without limiting the provisions of Section 6.5(e)(i) above, not less than twenty-one (21) days prior to the presentation of the annual budget and business plan of the Partnership Group to the Advisory Committee, the General Partner shall provide a draft thereof to each Significant Limited Partner.  During the twenty-one (21) day period prior to the presentation of the annual budget and business plan of the Partnership Group to the Advisory Committee, each Significant Limited Partner may review with the General Partner such annual budget and business plan, and may propose for consideration any recommendations thereto (which may or may not be accepted in the sole discretion of the General Partner).  In addition to the foregoing, the members of the Advisory Committee designated by each Significant Limited Partner may make any comments to, raise any questions or make any recommendations to the annual budget and business plan of the Partnership Group presented to the Advisory Committee at any meeting of the Advisory Committee.

ARTICLE 9

TRANSFERS AND SALES

9.1 Transfer of Interests of General Partner and PTLC Consolidated Group. Notwithstanding anything to the contrary contained in this Article 9 or any other provision of this Agreement:

(a) The General Partner shall not withdraw from the Partnership or resign as General Partner or Transfer all or any portion of its general partner Partnership Interest, except in each case (i) as provided in Subsection 1.1(c) or (ii) with the prior written approval of each Significant Limited Partner.

(b) The General Partner shall be liable to the Partnership for any Event of Withdrawal in violation of Subsection 9.1(a) above.

(c) PTL GP may not Sell all or any portion of its Partnership Interest, except in accordance with the Holdings LLC Agreement.

(d) Any voluntary or involuntary sale, assignment, transfer or other disposition of, or any creation of a Lien on, any of the equity interests in Holdings or PTL GP shall be deemed to be, and shall be treated as, a Transfer of Partnership Interests for all purposes of this Agreement; provided that any Liens granted under the PAG Security Agreement or the PTLC Security Agreement are authorized, and the granting of Liens on the equity interests in Holdings or PTL GP (but not a Foreclosure or other exercise of remedies in respect of such Liens) that are permissible under the PAG Security Agreement or the PTLC Security Agreement, are permitted hereunder; and provided,  further, that Sections 9.1 (except for this further proviso), 9.2 and 9.3 will not apply to any Sale of Collateral (as defined in the PAG Security Agreement or the PTLC Security Agreement) as authorized by such agreements or to any Third-Party Sale or Equity Offering as defined in and contemplated by Article 10 of the Holdings LLC Agreement.

9.2 Transfer or Sale of Limited Partner Interests.

(a) Except (i) as permitted by this ARTICLE 9 or ARTICLE 10 or (ii) in accordance with Sections 10.2 and 10.3 of the Holdings LLC Agreement, commencing as of the Effective Time, no Limited Partner may Transfer all or any portion of its limited Partnership Interest to any Person. Notwithstanding the foregoing:

(i) PTLC may Sell all or any portion of its limited Partnership Interests from time to time to any member or members of the PAG Consolidated Group or to any member or members of the PTLC Consolidated Group.

(ii) MBK USA CV may Sell all or any portion of its limited Partnership Interests from time to time to any member or members of the Mitsui Consolidated Group.

(iii) PAG may Sell all or any portion of its limited Partnership Interests from time to time to any member or members of the PAG Consolidated Group and may from time to time Sell (in the aggregate) up to a  nine and two-hundredths percent (9.02%) Percentage Interest of limited Partnership Interests to one or more members of the PTLC Consolidated Group without complying with Section 9.3.  If PAG proposes to Sell limited Partnership Interests in excess of such aggregate amount to one or more members of the PTLC Consolidated Group, PAG must comply with Section 9.3 with respect to such excess amount.

(b) In the event of any Sale pursuant to Subsection 9.2(a), if the assignee in such Sale shall cease at any time for any reason (other than as a result of a change in Generally Accepted Accounting Principles after the Effective Time) to be a member of the PTLC Consolidated Group, the PAG Consolidated Group or the Mitsui Consolidated Group, as the case may be, then such assignee shall concurrently with ceasing to be a member of the applicable consolidated group Sell such Partnership Interests to a Person that is a member of the applicable consolidated group.

(c) Prior to and as a condition to any Sale pursuant to Subsection 9.2(a), the assignee shall agree in writing with the Partnership to be bound by all of the terms and conditions of this Agreement in the same manner as the assignor.

(d) PAG may, in connection with a bona fide financing from one or more third-party lenders (such lenders, or an agent or a representative therefor (a “Bona Fide Lender”)), grant a security interest in or otherwise pledge to a Bona Fide Lender PAG’s share in the Profits and Losses of the Partnership and PAG’s right to receive distributions of the Partnership, solely with respect to all or any portion of its Percentage Interest as of the Effective Time, as such Percentage Interest has been or may be increased other than by virtue of a Transfer to PAG or any of its Subsidiaries of any additional Partnership Interest after the Effective Time, unless PTLC agrees otherwise (such portion of the limited Partnership Interests owned by PAG and so secured or pledged being referred to herein as the “PAG Pledged Interest”). However, the PAG Pledged Interest shall not include any indirect interest held by PAG in or through Holdings or PTL GP. Notwithstanding anything else herein, PAG’s rights pursuant to this Subsection 9.2(d) shall not be Transferable to any assignee or otherwise, unless PTLC agrees otherwise, it being understood and agreed that (i) prior to or upon any foreclosure or similar exercise of rights of the Bona Fide Lender pursuant to the terms of its security interest (a “Foreclosure”), the Bona Fide Lender (or any transferee of the PAG Pledged Interest following any Foreclosure) shall only be entitled to receive distributions of cash or other property from the Partnership in accordance with the terms of this Agreement and after a Foreclosure, shall only be entitled to receive allocations of the income, gains, credits, deductions, profits and losses of the Partnership attributable to such PAG Pledged Interest after the effective date of such Foreclosure in accordance with the terms of this Agreement, (ii) the Bona Fide Lender (or any transferee of the PAG Pledged Interest) shall not at any time become a Partner and shall not have any rights with respect to governance, voting, approvals, consents, observation or other management rights with respect to the Partnership, all of which shall remain with PAG) and (iii) upon a Foreclosure, PAG’s rights with respect to governance, observation or other management rights with respect to the Partnership shall lapse and any and all voting, approval and consent rights of PAG attributable to the PAG Pledged Interest foreclosed upon shall be deemed made in proportion to the other Partners.

(e) MBK USA CV has, in connection with the Mitsui Co-Obligation Fee, Payment and Security Agreement, granted a security interest to GE Tennessee or any Affiliate thereof, in its share in the Profits and Losses of the Partnership and its rights to receive distributions of the Partnership with respect to the portion of its limited Partnership Interests that are pledged pursuant to the terms of the Mitsui Co-Obligation Fee, Payment and Security Agreement as of the Effective Time (such portion of the limited Partnership Interests owned by MBK USA CV and so secured or pledged being referred to herein as the “Mitsui Pledged Interest”). Notwithstanding anything else herein, none of Sections 9.1,  9.2 (except this sentence) or 9.3 shall apply to any Sale of the Mitsui Pledged Interest as authorized by the Mitsui Co-Obligation Fee, Payment and Security Agreement.

(f) PTLC and PAG have caused PTL GP to grant security interests in its Partnership Interests as collateral security for the obligations of Holdings and PTLC under the Holdings LLC Agreement and the PTLC Security Agreement.  Notwithstanding anything else herein, Subsection 6.9(g) shall apply with respect to any direct or indirect Transfer of such Partnership Interests pursuant to the Holdings LLC Agreement and the PTLC Security Agreement.

9.3 Right of First Offer.

(a) No Partner shall Transfer all or any portion of such Partner’s Partnership Interest except (i) as permitted by this ARTICLE 9 and ARTICLE 10 or (ii) in accordance with Sections 10.2 and 10.3 of the Holdings LLC Agreement, at all times subject to Section 9.1, and, for avoidance of doubt, Subsection 1.1(c).

(b) For purposes of this Section 9.3, members of the PTLC Consolidated Group, members of the PAG Consolidated Group and members of the Mitsui Consolidated Group shall each be deemed a single Partner.

(c) No Partner may Sell all or any portion of its Partnership Interest, unless (i) such portion of its Partnership Interest constitutes a Percentage Interest of at least five percent (5%) unless such Partner is selling all of its then-held Partnership Interests immediately prior to the consummation of such Sale and (ii) the consideration for such Sale consists solely of cash and/or a promissory note; provided,  however, that if a promissory note shall form a portion of the consideration being offered by a third-party offeror, such note must (A) be issued by the party which proposes to acquire the Partnership Interest, (B) bear an interest rate not less than the then-current market rate for a note of such creditworthiness, terms and conditions and tenor and (iii) not represent more than fifty percent (50%) of the total amount of the consideration being offered for such Partnership Interest. In the event that (I) a Limited Partner proposes to Sell all or any portion of its Partnership Interest as a Limited Partner (an “Initiated Offer”), or (II) a Partner shall have received an offer from a third party to acquire such Partner’s Partnership Interest as a Limited Partner (or a portion thereof) that the Partner proposes to accept (a “Third-Party Proposed Sale”), then in either such event such Partner (the “Offering Partner”) shall first offer (the “Offer”) in writing (which Offer shall set forth the price and all other material terms of such proposed Sale, and, in the case of a Third-Party Proposed Sale, have attached to it a copy of such third party’s written offer to purchase) to sell such Partnership Interest (or such portion thereof) (individually or collectively, the “Offered Interest”) to the other Partners other than PTL GP (the “Offeree Partners”) at the price and on the other financial terms specified in the Offer and on substantially the same terms (other than price and the other financial terms) as are set forth in the Agreement of Purchase and Sale dated as of September  7, 2017 pursuant to which Mitsui and PAG purchased additional Partnership Interests from the Withdrawing GE Partners. A copy of such Offer shall also be provided to the General Partner at the same time as it is provided to the other Partners.

(d) Within sixty (60) days (or such longer period as the Offering Partner and the Offeree Partners may agree) after the date of the Offer each Offeree Partner must provide notice to the Offering Partner and the General Partner (the “Response Notice”) that such Offeree Partner either (1) agrees to purchase its proportion, based on its Percentage Interests relative to the aggregate Percentage Interests held by all Offeree Partners (taking into account the interests held indirectly through PTL GP), of the Offered Interest at the offering price and on the other terms set forth in the Offer or at such other price and on such other terms as the Partners may agree or (2) declines to accept the Offer; provided that, if the Offering Partner is also proposing to Sell Member Interests concurrently to the same purchaser or affiliated group of purchasers, each Offeree Partner must either (x) agree to purchase its proportion of Member Interests and Partnership Interests, collectively, based on its Percentage Interest relative to the aggregate Percentage Interests held by all Offeree Partners for Partnership Interests as of the date of the Offer (taking into account the interests held indirectly through PTL GP), or (y) decline to accept the Offer for the offered Partnership Interests and Member Interests collectively, and the terms “Offer” and “Offered Interest” shall be deemed to include such offered Partnership Interests and Member Interests collectively.

(e) If the Response Notices of the Offeree Partners constitute an acceptance, collectively, for the entire Offered Interest, the parties will consummate the Sale of the Offered Interest at the time and in the manner set forth in Subsections 9.3(g) and 9.5(a). Unless otherwise agreed by the accepting Offeree Partners (the “Accepting Partners”), the right to purchase the Offered Interest will be allocated among the Offeree Partners pro rata based on the relative Percentage Interests held by all Offeree Partners for Partnership Interests as of the date of the Offer. If the Response Notices of the Offeree Partners do not constitute an acceptance, collectively, for the entire Offered Interest, then at the end of the sixty (60) day period (as it may be extended pursuant to Subsection 9.3(d) above) (or, if earlier, when all Response Notices have been received) set forth in Subsection 9.3(d), the Offering Partner shall provide written notice to the Accepting Partners pursuant to which the Accepting Partners shall have the option to elect to purchase, for a period of thirty (30) days following the date of such notice, all (but not less than all) of the portion of the Offered Interest that the non-Accepting Partners did not elect to purchase, in proportion to the relative Percentage Interests (disregarding the Percentage Interests of the non-Accepting Partners) of such Accepting Partners (or on such other basis as the Accepting Partners determine) and on substantially the same terms and conditions described in Subsection 9.3(c).

(f) If (i) none of the Offeree Partners delivers a Response Notice (or the Offeree Partners otherwise decline to purchase all of the Offered Interest) within the sixty (60) day period (as it may be extended pursuant to Subsection 9.3(d) above) set forth in Subsection 9.3(d) or (ii) after the end of the thirty (30) day period set forth in Subsection 9.3(e), the Accepting Partners have not elected to purchase all of the Offered Interest, then in each case the Offeree Partners will be deemed to have declined to exercise their rights under this Section 9.3 and the Offering Partner shall, with respect to the Offered Interest only, have the right, if an Initiated Offer, to, at the Offering

Partner’s sole expense, not violative of Law or Section 9.5(b), launch a confidential marketing process (which may include the engagement of financial advisors and other advisors to conduct a customary auction sale process in which potential buyers are required to enter into confidentiality agreements contemplated by clause (e) of Section 6.4(i)), and, if an Initiated Offer or a Third-Party Proposed Sale, enter into negotiations with a third party or enter into a definitive agreement, to Sell the Offered Interest in respect of an Offer at the same or a higher price and upon terms and conditions that are no less favorable in the aggregate to the Offering Partner than as set forth in the Offer (other than those representations, warranties, covenants, indemnities and other agreements customary for similar transactions) for a period of one hundred eighty (180) days, which period may be extended as agreed upon by the Offering Partner and the Offeree Partners.

(g) If an Offeree Partner or Partners shall have accepted the Offer in accordance with Subsections 9.3(d) and 9.3(e), then the Offering Partner shall Sell the Offered Interest to the Accepting Partners (or to such nominees of the Accepting Partners as the Accepting Partners may specify in writing to the Offering Partner not less than three (3) Business Days prior to the closing of such purchase and Sale) and the Sale of the Offered Interest to the Accepting Partners (or such nominees, as the case may be) shall be consummated within ninety (90) days thereafter, which period shall if all other conditions to closing have been satisfied except for required regulatory approvals (and those conditions that by their terms are to be satisfied at closing), be extended, unless the Offering Partner and the Accepting Partners otherwise agree in writing, for as long as reasonably necessary in order to obtain such regulatory approvals (until such time as it is determined that such approvals will not be obtained), at the principal office of the Partnership or such other location as the Offering Partner and the Accepting Partners (or their nominees) may agree, at which time the Offering Partner shall Sell to the Accepting Partners (or their nominees) the Offered Interest, free and clear of all Liens, claims, options to purchase and other restrictions of any nature whatsoever, except those set forth in this Agreement, against payment in cash of the purchase price therefor; provided,  however, that in the event that the Accepting Partners (or their nominees) shall be purchasing the Offered Interest at the price set forth in the Offer pertaining thereto, and the terms of such Offer shall state that the third-party offeror offered to acquire the Offered Interest for consideration consisting of cash and (subject to the proviso to Subsection 9.3(c) above) a promissory note, then the Accepting Partners (or their nominees) shall pay to the Offering Partner the purchase price for the Offered Interest in cash, in an amount equal to the sum of (i) the amount of the purchase price which would have been paid in cash by the third-party offeror as set forth in the Offer, plus (ii) the principal amount of the promissory note which would have been delivered by the third-party offeror as set forth in the Offer.

(h) In the event that any proposed Sale of a Partnership Interest to a third party shall not have been consummated within the 90 days after the execution of the underlying definitive agreement referred to in Subsection 9.3(f) (which period shall, if all other conditions to closing have been satisfied except for required regulatory approvals (and those conditions that by their terms are to be satisfied at closing), automatically be extended for as long as reasonably necessary in order to obtain such regulatory approvals (until such time as it is determined that such approvals will not be obtained), any such proposed Sale, or any further proposed Sale, of such Partnership Interest shall again be subject to the provisions of this Section 9.3.

(i) Notwithstanding anything to the contrary set forth in this Section 9.3, (i) the provisions of this Section 9.3 shall not restrict or otherwise apply to the Sale of Partnership Interests (x) effected pursuant to the IPO or (y) after the IPO that are effected pursuant to (I) a public offering under an effective registration statement or (II) Rule 144 under the Securities Act and (ii) no Transfer permitted under this Section 9.3 shall be offered or consummated in the absence of an effective registration statement covering the applicable Partnership Interest under the Securities Act, unless such Transfer is exempt from registration under the Securities Act.

9.4 Certain Changes of Control.

(a) If (i) Penske Corporation, at any time and for any reason, either (A) ceases to own, directly or indirectly, at least fifty-one percent (51%) of the outstanding common stock or other voting securities of Penske Transportation Holdings Corp. and (1) in an election of directors for which proxies are not solicited under the Exchange Act, Penske Corporation and/or its Affiliates by vote of their own shares and shares for which they have obtained proxies from other shareholders, is unable to elect at least half of the directors of Penske Transportation Holdings Corp., or (2) in an election of directors for which proxies are solicited under the Exchange Act, proxies for management nominees and the vote of Penske Corporation and/or its Affiliates and other Persons shall not have resulted in the election of management nominee directors who aggregate at least half of the directors elected, or (B) ceases to own, directly or indirectly, at least twenty-five percent (25%) of the outstanding common stock or other voting securities of Penske Transportation Holdings Corp., or (ii) Penske Transportation Holdings Corp., at any time and for any reason, ceases to own, directly or indirectly, and have voting control over at least eighty percent (80%) of the outstanding common stock or other voting securities of the PTLC Consolidated Group member, or members on an aggregate basis, then holding Partnership Interests (excluding PTL GP and Holdings from the PTLC Consolidated Group for this determination) (each of (i) and (ii), a “Penske Change of Control”), then each Significant Limited Partner shall have the right, but not the obligation (which right shall expire ninety (90) days after the date on which PTLC gives the notice referred to in the following sentence, to deliver an IPO Notice under Subsection 10.3(a).  PTLC shall give prompt written notice to the other Partners of the occurrence of a Penske Change of Control.

(b) In the event that any Penske Partner proposes to Transfer any portion of such Penske Partner’s Partnership Interest and, after giving effect to such Transfer (and any related series of Transfers by any Penske Partners) the Penske Partners and MBK USA CV cease to own, collectively (directly or indirectly), more than a sixty percent (60%) Percentage Interest (the “Triggering Transfer”), then in connection with such Triggering Transfer, MBK USA CV will have the right to require the Transferring Penske Partner to cause the proposed transferee to purchase from MBK USA CV a portion of MBK USA CV’s Partnership Interest equal to (i) the Percentage Interest that MBK USA CV directly or indirectly owns prior to giving effect to such Transfer multiplied by (ii) the Partnership Interests being purchased in total, at the same purchase price and on the same terms and conditions as those applicable to the Transferring Penske Partner.  Notwithstanding the foregoing, any Transfer of Partnership Interests in an IPO or any public offering after an IPO shall not constitute a Triggering Transfer.

9.5 Certain General Provisions.

(a) Any amounts payable in cash by any party pursuant to Section 9.3 or Section 9.4 shall be effected by means of wire transfer of immediately available funds to such account or accounts in the United States as the payee shall specify not less than one (1) Business Day prior to the date on which such payment is to occur.

(b) Notwithstanding anything to the contrary set forth in Subsection 9.2,  9.3 or 9.4, in the event that the acquisition by a Person of a Partnership Interest pursuant to any such provision would result in the Partnership ceasing to enjoy the status of a limited partnership under Delaware Law, then such Person shall not effect such acquisition, but such Person may effect the acquisition through an Affiliate of such Person or member of such Person’s consolidated group if such acquisition eliminates the cessation of the Partnership’s enjoying the status of a limited partnership under Delaware Law.

(c) The Limited Partners agree, upon request of the General Partner, to execute such certificates or other documents and perform such acts as the General Partner reasonably deems appropriate to preserve the status of the Partnership as a limited partnership, upon or after the completion of any Transfer of any Partnership Interest, under Delaware Law.

(d) In the event of the consummation of any Sale by any Limited Partner of all or any portion of its Partnership Interests in accordance with this ARTICLE 9, the transferring Limited Partner may Sell to the same third party its rights under Subsections 6.4(a) and 6.4(e) to designate and replace a member of the Advisory Committee that it is then entitled to so designate and replace.

(e) Any transferee of a Partnership Interest that (i) acquires a Percentage Interest of at least ten percent (10%), (ii) has the right to designate and replace a member of the Advisory Committee pursuant to this Agreement or (iii) has the right to direct the vote of a member of the Advisory Committee shall be required to enter into a noncompetition covenant on substantially the same terms as the restrictions set forth in Section 6.6.

(f) Notwithstanding anything to the contrary set forth in this Agreement, in the event of any Sale of a Partnership Interest permitted by this Agreement, the transferor Partner shall not cease to be a Partner or be deemed to have withdrawn as a Partner, until the transferee of such Partnership Interest shall have been admitted as a Partner pursuant to Section 9.10 below.

9.6 Allocation of Profits, Losses and Distributions Subsequent to Sale. All Profits, Losses, or any other items of income, gain, loss, deduction, or credit of the Partnership attributable to any Partnership Interest acquired by reason of any Sale of such Partnership Interest (i) that are allocable, in accordance with Subsection 5.5(c) to the portion of the Partnership Year ending on the effective date of the Sale shall be allocated, and any distributions made with respect thereto shall be distributed, to the transferor, and (ii) that are allocable, in accordance with Subsection 5.5(c), to subsequent periods shall be allocated, and any distributions made with respect thereto shall be distributed, to the transferee. Notwithstanding anything to the contrary in this Agreement, including the preceding sentence, MBK USA CV and PAG (or their respective successors or assigns) shall be entitled to receive (and the Partnership shall pay directly to each of them (or their respective successors or assigns)) in respect of the Percentage Interest acquired by MBK USA CV and PAG, respectively, as referred to in Subsection 1.1(b), all distributions made pursuant to Section 5.1 from and after the Effective Time (including any such distributions that are attributable to Profits, Losses, or any other items of income, gain, loss, deduction, or credit of the Partnership for periods before the Effective Time) – i.e., MBK USA CV shall receive 10/15.5 of the aggregate amount of the distributions in respect of such acquired Percentage Interests, PAG shall receive 5.5/15.5 of the aggregate amount of such distributions, and no such distributions shall be payable to the Former GE Partners.

9.7 Death, Incompetence, Bankruptcy, Liquidation or Withdrawal of a Limited Partner. The death, incompetence, Bankruptcy, liquidation or withdrawal of a Limited Partner shall not cause (in and of itself) a dissolution of the Partnership, but the rights of such a Limited Partner to share in the Profits and Losses of the Partnership, to receive distributions and to assign its Partnership Interest pursuant to this ARTICLE 9, on the happening of such an event, shall devolve on its beneficiary or other successor, executor, administrator, guardian or other legal representative for the purpose of settling its estate or administering its property, and the Partnership shall continue as a limited partnership. Such successor or personal representative, however, shall become a substituted limited partner only upon compliance with the requirements of Section 9.10 with respect to a transferee of a Partnership Interest. The estate of a Bankrupt Limited Partner shall be liable for all the obligations of the Limited Partner.

9.8 Satisfactory Written Assignment Required. Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the transferor of a Partnership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Sale that conforms to the requirements of this ARTICLE 9 and is reasonably satisfactory to the General Partner has been received by and recorded on the books of the Partnership, at which time the Sale shall become effective for purposes of this Agreement.

9.9 Transferee’s Rights. Any purported Transfer of a Partnership Interest which is not in compliance with this Agreement shall be null and void and of no force or effect whatsoever. A permitted transferee of any Partnership Interest pursuant to Section 9.1,  9.2,  9.3,  9.4 or 9.7 hereof shall be entitled to receive, in accordance with Section 9.6, allocations of Profits, Losses, or other items of income, gain, loss, deduction, or credit of the Partnership attributable to such Partnership Interest and allocable to periods after the effective date of the Sale, and distributions of cash or other property from the Partnership made with respect to periods after the effective date of the Sale, subject, in each case, to the last sentence of Section 9.6, but shall not become a Partner unless and until admitted pursuant to Section 9.10 hereof.

9.10 Transferees Admitted as Partners. The assignee or transferee of any Partnership Interest shall be admitted as a Partner only upon the satisfaction of the following conditions:

(a) A duly executed and acknowledged written instrument of Sale, in a form reasonably acceptable to the General Partner, and either a copy of this Agreement duly executed by the transferee or an instrument of assumption in form and substance reasonably satisfactory to the General Partner setting forth the transferee’s agreement to be bound by the provisions of this Agreement have been delivered to the Partnership.

(b) The transferee has paid any fees and reimbursed the Partnership for any expenses paid by the Partnership in connection with the Sale and admission.

The effective date of an admission of an assignee of a Partner and the withdrawal of the transferring Partner, if any, shall be the first day which is the last Business Day of a calendar month to occur following the satisfaction of the foregoing conditions, except as otherwise may be agreed by all the Partners in writing.

9.11 Change of Control Rights. In addition to any other approval required under the Act, any Change of Control of the Partnership (excluding, for the avoidance of doubt, the changes contemplated by Subsection 1.1(c)) shall be subject to approval by each Significant Limited Partner.

ARTICLE 10

EXIT/IPO RIGHT

10.1 IPO Notice.

(a) On or after December 31, 2017,  and on or prior to December 31, 2024, PTLC will have the right to deliver a written demand to the General Partner and the other Partners that an IPO be effected in accordance with the provisions of this Article 10 (the “IPO Notice”) and, if applicable, to effect the registration of all or any portion of PTLC’s Securities (which may include the Securities of PTLC’s Affiliates, if identified in such IPO Notice) in such IPO. Except as expressly provided below, each of the other Partners agrees to use all reasonable best efforts to effect such IPO. Upon receipt of such IPO Notice, promptly and in any event within the sixty (60) day period thereafter, PTLC and the General Partner (and their respective advisors) will meet from time to time at mutually agreeable times and locations to attempt to decide in good faith on an appropriate transaction structure for such IPO. In such meetings, PTLC and the General Partner  (and their respective advisors) will review, analyze and discuss the economic and tax impacts of potential transaction structures and will consider an “Up-C” transaction structure and appropriate opinion(s) (if any) of a nationally recognized law firm or accounting firm with respect to potential transaction structures.  In addition to the foregoing,  PTLC and the General Partner shall consult with each Significant Limited Partner regarding the structuring of any IPO and shall consider in good faith any suggestions of such Partners in connection therewith.

(b) If PTLC, the General Partner and the Significant Limited Partners are unable to agree on a transaction structure for such IPO within such sixty (60) day period (or such longer period as they may mutually agree), PTLC will have the right, within the thirty (30) day period following such sixty (60) day period, to deliver a written demand to the General Partner and the other Partners that such IPO shall utilize the transaction structure set forth in such notice. The Partners hereby agree that in no event will indemnification be required for any potential adverse tax impacts arising in connection with the consummation of an IPO or the utilization of any transaction structure.

(c) Commencing one year from the date of the initial IPO Notice, the General Partner and the Partnership shall take all reasonable best efforts to pursue an IPO to be consummated as soon as practicable thereafter (the “IPO Consummation Obligation”). The time period for commencement or consummation of the IPO pursuant to the IPO Consummation Obligation may be delayed upon receipt of a manually signed approval of a duly authorized officer of PTLC to such effect.

(d) If an IPO is consummated pursuant to this Section 10.1, all of the Partners shall have the right to participate pro rata in such IPO in accordance with their respective Percentage Interests. Notwithstanding the immediately preceding sentence, if the IPO is consummated on or before payment in full of the obligations under the GE Partner Agreements, and MBK USA CV, PTLC or PAG desire to participate as selling equityholders in the IPO by offering interests in the Partnership (the “Selling Interests”), then, with respect to the Selling Interests, each of MBK USA CV, PTLC and PAG will have the right to demand that the Partnership give first priority to the sale of its Selling Interests up to the principal then outstanding and the interest then outstanding or to accrue thereafter under its respective GE Partner Agreement.

(e) For the avoidance of doubt, the transactions contemplated by this Section 10.1 shall not be subject to Sections 9.2 and 9.3.

(f) No Partner shall have the right to deliver an IPO Notice pursuant to Subsections 10.3(a) or 10.3(b) during the pendency of discussions pursuant to this Section 10.1 or Section 10.3 concerning a previously delivered IPO Notice or Liquidity IPO Notice.

(g) For the avoidance of doubt, PTLC, MBK USA CV and PAG agree that in connection with any IPO, such Partners shall agree on a mutually acceptable structure therefor, including by making amendments to this Agreement to reflect appropriate governance rights for the Partners in a public company structure at such time; provided, however, that any such governance rights included in this Agreement at the time of such IPO shall not be materially and disproportionately detrimental to PTLC, MBK USA CV and PAG relative to the other Limited Partners (taking into account the Percentage Interests held by the Limited Partners).

10.2 Partnership Restructuring in connection with IPO. Commencing one year from the date of receipt of the IPO Notice by the General Partner, the Partners shall meet to discuss restructuring the Partnership in order to effect an IPO with the most favorable tax treatment possible (currently expected to be an “Up-C” transaction structure) and each of the General Partner and each Limited Partner shall use reasonable best efforts to devise and effect such restructuring.

10.3 Other IPO Rights.

(a) Change of Control IPO. Each Significant Limited Partner shall have the right, to the extent provided in Subsection 9.4(a), to deliver an IPO Notice to the General Partner and the other Partners.

(b) Post-2025 IPO.  PTLC and each Significant Limited Partner shall have the right, after December 31, 2024, to deliver an IPO Notice to the General Partner and the other Partners.

(c) Liquidity IPO. If the General Partner, acting reasonably, determines that the Indemnified Amounts (as defined in the PAG Security Agreement)  or the Obligations (as defined in the PTLC Security Agreement) are unlikely to be paid in full when due, then by written notice to the Limited Partners (the “Liquidity IPO Notice”), the General Partner may cause the Partnership to effect an IPO and apply to the payment of the Indemnified Amounts all or a portion of the proceeds to which the Penske Partners are entitled.  A Liquidity IPO Notice and the use of proceeds of the IPO contemplated thereby shall take precedence over any other IPO then or thereafter pending.

(d) Upon receipt by the General Partner of an IPO Notice or by the Limited Partners of a Liquidity IPO Notice, in each case delivered pursuant to this Section 10.3, each of the Partners shall use commercially reasonable efforts to effect an IPO as soon as reasonably practicable thereafter in accordance with the procedures set forth in this Section 10.3.  No Partner shall have the right to deliver an IPO Notice pursuant to Subsections 10.3(a) or 10.3(b) during the pendency of discussions pursuant to Section 10.1 or this Section 10.3 concerning a previously delivered IPO Notice or Liquidity IPO Notice.

(e) In the event of an IPO Notice or Liquidity IPO Notice delivered pursuant to this Section 10.3, the General Partner shall have the right to determine the appropriate transaction structure for such IPO after considering the economic and tax impacts of potential transactions structures, including an “Up-C” transaction.  The General Partner shall consult with PTLC and each Significant Limited Partner regarding the structuring of any IPO and shall consider in good faith any suggestions of such Partners in connection therewith.  Unless required by Law, PTLC shall not have the right to delay the time period for commencement or consummation of any IPO effected pursuant to an IPO Notice delivered by a Significant Limited Partner pursuant to this Section 10.3.

(f) The provisions of Subsections 10.1(d) and 10.1(e) shall apply to an IPO pursuant to this Section 10.3.

(g) The Partner delivering an IPO Notice pursuant to this Section 10.3 may at any time withdraw such notice by notice to the General Partner, PTLC and each Significant Limited Partner, upon which the obligations of the General Partner to effect such IPO shall be terminated unless, within ten (10) Business Days thereafter, PTLC or another Significant Limited Partner delivers an IPO Notice. If the General Partner delivers a Liquidity IPO Notice pursuant to Subsection 10.3(c), the General Partner may subsequently determine not to proceed with the IPO at any time thereafter, and, upon notice to the Limited Partners of such determination, the obligations of the General Partner to effect such IPO shall be terminated.

(h) In effecting an IPO pursuant to this Section 10.3, the Partners shall make appropriate amendments to this Agreement and otherwise facilitate such IPO; provided, that no Partner shall be required to agree to any amendment or to take any other action that is materially and disproportionately detrimental to such Partner relative to the other Limited Partners.

(i) Upon receipt of any IPO Notice delivered pursuant to this Section 10.3, the Partners, other than the Partner that delivered the IPO Notice (such partner, the “Exercising Partner”), will have the option to simultaneously seek a purchaser of the Partnership Interests and Member Interests, if any, held by the Exercising Partner. If such interests are not purchased pursuant to a purchase agreement executed and delivered to the Partnership by another Person at a price acceptable to the Exercising Partner in its sole discretion by the effective date of the registration statement prepared in connection with the IPO, then the Exercising Partner and other Partners will have the right to participate in the IPO in accordance with the Registration Rights Agreement and this ARTICLE 10.

ARTICLE 11

DISSOLUTION

11.1 Events of Dissolution. The Partnership shall continue indefinitely, unless dissolved upon the earliest to occur of the following events, which shall cause an immediate dissolution of the Partnership:

(a) the sale, exchange or other disposition of all or substantially all of the Partnership’s assets;

(b) the withdrawal, resignation, filing of a certificate of dissolution or revocation of the charter or Bankruptcy of the General Partner or the occurrence of any other event which causes the General Partner to cease to be a general partner of the Partnership under the Act, except as contemplated by Section 1.1 (each an “Event of Withdrawal”); provided,  however, that upon the occurrence of an Event of Withdrawal of the General Partner, the Partnership shall not be dissolved and its business shall not be required to be wound up if within ninety (90) days after such Event of Withdrawal all the Limited Partners then holding a majority of the Partnership Interests (exclusive of any Partnership Interest then held by members of the PTLC Consolidated Group) agree in writing to continue the business of the Partnership and to the appointment, effective as of the occurrence of such Event of Withdrawal, of one or more successor general partners of the Partnership, each of whom is hereby authorized to continue the business of the Partnership; or

(c) such earlier date as PTLC and each Significant Limited Partner elect.

11.2 Final Accounting. Upon the dissolution of the Partnership and the failure to continue the Partnership as provided in Section 11.1 hereof, a proper accounting shall be made by the Partnership’s Auditor from the date of the last previous accounting to the date of dissolution.

11.3 Liquidation.  Upon the dissolution of the Partnership and the failure to continue the Partnership as provided in Section 11.1 hereof, the General Partner or, if there is no General Partner, a Person approved by PTLC and each Significant Limited Partner, shall act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner. All proceeds from liquidation shall be distributed in the following orders of priority: (a) to the payment and discharge of the debts and liabilities of the Partnership (other than liabilities for distributions to Partners) and expenses of liquidation, (b) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liability of the Partnership (other than liabilities for distributions to Partners), and (c) the balance to the Partners in accordance with their Capital Accounts after adjustment to reflect all Profit and Loss for the Partnership Year in which such liquidation occurs.

11.4 Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided in Section 11.3 hereof, the Partnership shall be terminated and the Person acting as liquidator shall cause the cancellation of the Certificate and shall take such other actions as may be necessary or appropriate to terminate the Partnership.

ARTICLE 12

INVESTMENT REPRESENTATIONS

12.1 Investment Purpose. Each Limited Partner represents and warrants to the Partnership and to each other Partner that it has acquired its limited Partnership Interest in the Partnership for its own account, for investment only and not with a view to the distribution thereof, except to the extent provided in or contemplated by this Agreement.

12.2 Investment Restriction. Each Partner recognizes that (a) the limited Partnership Interests in the Partnership have not been registered under the Securities Act in reliance upon an exemption from such registration, and agrees that it will not Transfer its limited Partnership Interest in the Partnership (i) in the absence of an effective registration statement covering such limited Partnership Interest under the Securities Act, unless such offer or Transfer is exempt from registration for any proposed sale, and (ii) except in compliance with all applicable provisions of this Agreement, and (b) the restrictions on transfer imposed by this Agreement may severely affect the liquidity of an investment in limited Partnership Interests in the Partnership.

ARTICLE 13

NOTICES

13.1 Method of Notice. Any notice or request hereunder may be given to any Partner at their respective addresses/numbers set forth below or at such other address/number as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder may be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) electronic transmission or facsimile (or such other e-mail address or number as may hereafter be specified in a notice designated as a notice of change of address), with electronic confirmation of its receipt and subsequently confirmed by registered or certified mail or overnight courier. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (i) when personally delivered to any officer of the party to whom it is addressed, (ii) on the earlier of actual receipt thereof or five (5) Business Days following posting thereof by certified or registered mail, postage prepaid, (iii) upon actual receipt thereof when sent by a recognized overnight delivery service or (iv) upon actual receipt thereof when sent by electronic transmission or by facsimile to the address or number set forth below with electronic confirmation of its receipt, in each case, addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice, provided, that in order for an electronic transmission to constitute proper notice hereunder, such electronic transmission must specifically reference this Section 13.1 and state that it is intended to constitute notice hereunder:

(1)	If to PTLC at:	Penske Truck Leasing Corporation
2675 Morgantown Road
Reading, Pennsylvania 19607
Attention: Senior Vice President — General Counsel
Facsimile: 610-775-6330
E-mail Address: david.battisti@penske.com

	with a copy to:	Penske Truck Leasing Corporation
2675 Morgantown Road
Reading, Pennsylvania 19607
Attention: Senior Vice President — Finance
Facsimile: 610-775-5064
E-mail Address: tom.janowicz@penske.com

	and a copy to	Penske Corporation
2555 Telegraph Road
Bloomfield Hills, MI 48302
Attention: Executive Vice President and General Counsel
Facsimile: 248-648-2135
E-mail Address: larry.bluth@penskecorp.com

(2)	If to PTL GP at:	c/o Penske Truck Leasing Corporation
2675 Morgantown Road
Reading, Pennsylvania 19607
Attention: Senior Vice President – General Counsel
Facsimile: 610-775-6330
E-mail Address: david.battisti@penske.com

	with a copy to:	c/o Penske Truck Leasing Corporation
2675 Morgantown Road
Reading, Pennsylvania 19607
Attention: Senior Vice President – Finance
Facsimile: 610-775-5064
E-mail Address: tom.janowicz@penske.com

	and a copy to	Penske Corporation
2555 Telegraph Road
Bloomfield Hills, MI 48302
Attention: Executive Vice President and General Counsel
Facsimile: 248-648-2135
E-mail Address: larry.bluth@penskecorp.com

(3)	If to PAG at:	Penske Automotive Group, Inc.
2555 Telegraph Road
Bloomfield Hills, Michigan 48302
Attention: General Counsel
Facsimile: 248-648-2515
E-mail Address: sspradlin@penskeautomotive.com

	with a copy to:	Penske Automotive Group, Inc.
2555 Telegraph Road
Bloomfield Hills, Michigan 48302
Attention: Chief Financial Officer
Facsimile: 248-648-2515
E-mail Address: jcarlson@penskeautomotive.com

(4)	If to MBK USA CV at:	MBK USA Commercial Vehicles Inc.
c/o Mitsui & Co., Ltd.
Nippon Life Marunouchi Garden Tower
1-3, Marunouchi 1-chome, Chiyoda-ku,
Tokyo, Japan
Attention: Masashi Yamanaka
General Manager
Second Motor Vehicles Div.
Facsimile: +81 3-3285-9005
Email: m.yamanaka@mitsui.com

	with a copy to	Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Ezra Borut, Esq.
Facsimile: 212-909-6836
Email: eborut@debevoise.com

(5)	If to GE Tennessee at:	General Electric Credit Corporation of Tennessee
c/o GE Capital Global Holdings, LLC
41 Farnsworth Street
Boston, MA 02210
Attention: Executive Counsel – Mergers & Acquisitions
Facsimile: (203) 286-2181
Email: mark.landis@ge.com

	with a copy to	Weil Gotshal & Manges, LLP
767 Fifth Avenue
New York, New York 10153
Attention: Jon-Paul Bernard
Facsimile: (212) 310-8007
Email: jon-paul.bernard@weil.com

13.2 Computation of Time. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or non-Business Day.

ARTICLE 14

GENERAL PROVISIONS

14.1 Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof prospectively from the Effective Time. For preclusion of doubt, this Agreement does not modify or amend any rights or obligations of the Partnership or any Partners with respect to events or circumstances arising or existing prior to the Effective Time, which matters will continue to be governed by the agreement of limited partnership of the Partnership in effect at the applicable time, and does not waive or release any claim of a Partner or the Partnership with respect to any event or circumstance arising or existing prior to the Effective Time.

14.2 Amendment; Waiver. The written approval of all of the Partners shall be required with respect to any amendment of this Agreement that would have either a disproportionate or a material adverse effect on the rights or obligations of any Partner; provided, that the consent of GE Tennessee shall also be required pursuant to Section 6.9 for amendments to such section and the sections and subsections specified therein. All other amendments shall require the approval of the General Partner and each Significant Limited Partner. For the avoidance of doubt, distributions and allocations to the Partners are deemed material for the purposes of the preceding sentence. No rights under this Agreement shall be waived except by an instrument in writing signed by the party sought to be charged with such waiver. The General Partner shall give written notice to all Partners promptly after any amendment has become effective.

14.3 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the Laws of the State of Delaware, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of Laws.

14.4 Binding Effect. Except as provided otherwise herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

14.5 Separability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

14.6 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.7 No Third-Party Rights. Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto (other than the permitted successors and permitted assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

14.8 Waiver of Partition. Each Partner, by requesting and being granted admission to the Partnership, is deemed to waive until termination of the Partnership any and all rights that it may have to commence or maintain any action for partition of the Partnership’s assets.

14.9 Nature of Interests. All Partnership property, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and none of the Partners shall have any direct ownership of such property.

14.10 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by email, PDF or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, effective as of the Effective Time.

GENERAL PARTNER:

PTL GP, LLC

By:	LJ VP Holdings LLC, its sole member

By:	Penske Truck Leasing Corporation, its sole managing member

By:	/s/ Brian Hard
	Name:	Brian Hard
	Title:	President

LIMITED PARTNER:

PENSKE TRUCK LEASING CORPORATION

By:	/s/ Brian Hard
	Name:	Brian Hard
	Title:	President

LIMITED PARTNER:

PENSKE AUTOMOTIVE GROUP, INC.

By:	/s/ J.D. Carlson
	Name:	J.D. Carlson
	Title:	EVP & CFO

LIMITED PARTNER:

MBK USA COMMERCIAL VEHICLES INC.

By:	/s/ Rui Nakatani
	Name:	Rui Nakatani
	Title:	Chief Executive Officer

AND JOINED IN SOLELY FOR PURPOSES OF SECTION 6.9:

GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE

By:	/s/ Anne Bortolot
	Name:	Anne Bortolot
	Title:	Vice President and Duly Authorized Signatory

GE CAPITAL TRUCK LEASING HOLDING LLC

By:	/s/ Trevor Schauenberg
	Name:	Trevor Schauenberg
	Title:	President

Schedule A

Effective at the Close of Business of the Partnership on September 7, 2017

Name	Percentage Interest

General Partner

PTL GP, LLC	10.79%[1]

Limited Partners

Penske Truck Leasing Corporation	32.23%

Penske Automotive Group, Inc.	26.98%

MBK USA Commercial Vehicles Inc.	30.00%[2]

1 Note:  Certain of the Partnership Interests included in, and represented by, PTL GP’s Percentage Interest are pledged to GE Tennessee pursuant to the terms of the PTL Security Agreement.

2 Note: Certain of the Partnership Interests included in, and represented by, MBK USA CV’s Percentage Interest are pledged pursuant to the terms of the Mitsui Co-Obligation Fee, Payment and Security Agreement.

Schedule B

Current Members of Advisory Committee

PTLC Committee Members:	Roger S. Penske Brian Hard Gregory W. Penske J. Patrick Conroy

PAG Committee Member:	Robert H. Kurnick, Jr.

Mitsui Committee Member:	Takeshi Mitsui